OFFERING CIRCULAR AND CONSENT SOLICITATION STATEMENT

SPECTRUM BRANDS, INC.

Offer to Exchange

Variable Rate Toggle Senior Subordinated Notes due 2013
(CUSIP No. 84762LAB1)

for all of our

8 1/2% Senior Subordinated Notes due 2013
(CUSIP No. 755081AD8)

and Solicitation of Consents to Amendments and Waiver to the Related Indenture

Spectrum Brands, Inc., a Wisconsin corporation (formerly Rayovac Corporation) (the “Company,” “we,” “us” or “our”), hereby offers (this “Offer”) to Holders (as hereinafter defined) to exchange new Variable Rate Toggle Senior Subordinated Notes due 2013 (the “New Notes”) for any and all of the outstanding 8 1/2% Senior Subordinated Notes due 2013 issued by the Company (such notes, the “Existing Notes”). In connection with this Offer, we are also soliciting (the “Consent Solicitation”) consents (the “Consents”) of Holders to the Proposed Amendments (as hereinafter defined) (including, if applicable, the Proposed Additional Amendments (as hereinafter defined)) and the Waiver (as hereinafter defined) (and related execution of the Supplemental Indenture (as hereinafter defined)), which Proposed Amendments would eliminate substantially all of the restrictive covenants and certain of the default provisions contained in the Indenture dated as of September 30, 2003, among the Company, the subsidiaries of the Company party thereto as guarantors and U.S. Bank National Association, as trustee (the “Trustee”), governing the Existing Notes (such indenture, as supplemented from time to time, the “Indenture”) and which waiver would waive certain alleged or existing defaults or events of default under the Indenture and certain rights under other debt agreements or instruments of the Company, in each case upon the terms and subject to the conditions set forth in this Offering Circular and Consent Solicitation Statement (as it may be amended from time to time, the “Offering Circular”) and the accompanying letter of transmittal and consent (as it may be amended from time to time, the “Letter of Transmittal and Consent” and, together with this Offering Circular, the “Offer Documents”).

THIS OFFER WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME ON APRIL 13, 2007, UNLESS EXTENDED OR EARLIER TERMINATED UNDER CERTAIN CIRCUMSTANCES. THE CONSENT SOLICITATION WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 29, 2007, UNLESS EXTENDED OR EARLIER TERMINATED UNDER CERTAIN CIRCUMSTANCES. THE TIME AND DATE OF EXPIRATION OF THIS OFFER IS HEREIN REFERRED TO AS THE “OFFER EXPIRATION DATE.” THE TIME AND DATE OF EXPIRATION OF THE CONSENT SOLICITATION IS HEREIN REFERRED TO AS THE “CONSENT EXPIRATION DATE.” EXISTING NOTES VALIDLY TENDERED AND CONSENTS VALIDLY DELIVERED MAY BE WITHDRAWN AND REVOKED AT ANY TIME PRIOR TO THE CONSENT DATE (AS HEREINAFTER DEFINED). SUBJECT TO THE TERMS AND CONDITIONS SET FORTH IN THE OFFER DOCUMENTS, THE EXCHANGE OF THE EXISTING NOTES FOR THE EXCHANGE CONSIDERATION (AS HEREINAFTER DEFINED) AND THE CONSENT PAYMENT (AS HEREINAFTER DEFINED) WILL BE MADE ON THE EARLY EXCHANGE DATE (AS HEREINAFTER DEFINED) AND, IF APPLICABLE, THE FINAL EXCHANGE DATE. YOU WILL BE ENTITLED TO RECEIVE THE CONSENT PAYMENT IN ADDITION TO THE EXCHANGE CONSIDERATION, ONLY IF YOU VALIDLY TENDER NOTES AND, CONSEQUENTLY, CONSENT (AND DO NOT VALIDLY WITHDRAW AND, CONSEQUENTLY, REVOKE) PRIOR TO THE CONSENT EXPIRATION DATE.

Upon the terms and subject to the conditions set forth in the Offer Documents, we hereby offer to issue $950 principal amount of New Notes plus accrued and unpaid interest in cash on such principal amount of Existing Notes up to, but not including, April 1, 2007 (the “Exchange Consideration”) for each $1,000 principal amount of Existing Notes tendered prior to the Offer Expiration Date, and not validly withdrawn prior to the Consent Date. Holders who tender Existing Notes in the Offer prior to the Consent Expiration Date are obligated to consent to the Proposed Amendments and Waiver, and Holders who submit Consents to such Proposed Amendments and Waiver are obligated to tender their Existing Notes. If the Requisite Consents (as hereinafter defined) are received (and not revoked) prior to the Consent Expiration Date and the other conditions set forth herein are satisfied or waived, the Company will pay to each Holder who has validly delivered (and not revoked) a Consent prior to the Consent Expiration Date a consent payment in the amount of $50 in principal amount of New Notes for each $1,000 in principal amount of Existing Notes in respect of which such Consent has been validly delivered (the “Consent Payment”).

Existing Notes tendered and Consents delivered may be withdrawn and revoked, respectively, at any time prior to the Consent Date, but not thereafter unless this Offer is terminated without any Existing Notes being exchanged or as required by applicable law.

YOU SHOULD CAREFULLY CONSIDER THE STATEMENTS MADE IN THE OFFER DOCUMENTS, INCLUDING IN THE SECTION ENTITLED “CERTAIN CONSIDERATIONS” HEREIN, BEFORE DECIDING TO EXCHANGE YOUR EXISTING NOTES AND PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS AND WAIVER.

The date of this Offering Circular is March 16, 2007.
2

THE OFFER DOCUMENTS (INCLUDING THE INFORMATION INCORPORATED HEREIN BY REFERENCE) CONTAIN IMPORTANT INFORMATION THAT SHOULD BE READ AND CONSIDERED CAREFULLY BEFORE YOU MAKE ANY DECISION WITH RESPECT TO THIS OFFER OR THE CONSENT SOLICITATION.

Holders must validly deliver (and not validly revoke) Consents in respect of at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any direct or indirect Subsidiary of the Company or any Affiliate of the Company (the “Requisite Consents”) in order to approve the Proposed Amendments and Waiver prior to the Consent Expiration Date; provided, however, in the event that we obtain Consents from holders of at least 75 % in principal amount of the Existing Notes, Proposed Amendments shall also include the Proposed Additional Amendments. As further described herein, holders of an aggregate amount of Existing Notes sufficient to deliver the Requisite Consents have agreed to provide their Consents and exchange their Existing Notes for New Notes. See “BACKGROUND OF THIS OFFER AND CONSENT SOLICITATION” below.

Any Holder who tenders Existing Notes pursuant to this Offer prior to the Consent Expiration Date must also deliver a Consent to the Proposed Amendments and Waiver. Holders who validly tender (and do not validly withdraw prior to the Consent Date) their Existing Notes pursuant to this Offer prior to the Consent Expiration Date will be deemed to have delivered their Consents by such tender (including the consent to the execution of the Supplemental Indenture (as hereinafter defined)). Such Holders may not deliver Consents without tendering Existing Notes. Such Holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Tenders of Existing Notes may be validly withdrawn and Consents may be validly revoked at any time prior to the Consent Date. Existing Notes validly tendered on or after the Consent Date may not be withdrawn, subject to the limited circumstances described in “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS” below. A valid withdrawal of tendered Existing Notes prior to the Consent Date will constitute the concurrent valid revocation of such Holder’s related Consent. A Letter of Transmittal and Consent delivered prior to the Consent Expiration Date that purports to tender and not consent to the Proposed Amendments and Waiver will not be valid.

Holders who validly tender Existing Notes to U.S. Bank National Association, as the exchange agent (the “Exchange Agent”), prior to the Offer Expiration Date and do not validly withdraw such Existing Notes prior to the Consent Date, subject to the satisfaction or waiver of the conditions herein, will receive the Exchange Consideration and the Consent Payment if such Existing Notes are accepted for exchange. Holders who validly tender Existing Notes after the Consent Date, but prior to the Offer Expiration Date will receive the Exchange Consideration, but not the Consent Payment with respect to such Existing Notes accepted for exchange.

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, including, without limitation, the New Indenture Qualification Condition (as defined in “CONDITIONS OF THIS OFFER AND THE CONSENT SOLICITATION” below), the Company will, promptly after the Consent Date, accept for exchange all Existing Notes (the “Early Acceptance Time”) validly tendered (and not validly withdrawn) prior to the Consent Expiration Date. The Company will issue the Exchange Consideration and the Consent Payment for the Existing Notes accepted for exchange at the Early Acceptance Time on such date (the “Early Exchange Date”) promptly following the Early Acceptance Time. If we accept Existing Notes for exchange at the Early Acceptance Time, we agree to waive all conditions to the Offer that we are legally permitted to waive (other than a proper tender) for Existing Notes tendered on or after the Consent Expiration Date and prior to the Offer Expiration Date.

If applicable and upon the terms and subject to the conditions, if any, of the Offer and Consent Solicitation that have not been waived, the Company will, at such time after the Offer Expiration Date, accept for exchange all Existing Notes (the “Final Acceptance Time”) validly tendered (and not validly withdrawn) prior to the Offer Expiration Date that the Company had not accepted for exchange at the Early Acceptance Time. The Company will issue the Exchange Consideration to the Holders in exchange for the Existing Notes accepted for exchange at the Final Acceptance Time on such date (the “Final Exchange Date”) promptly following the Final Acceptance Time.

In conjunction with this Offer and the Consent Solicitation, we have received commitments from Goldman Sachs Credit Partners L.P. and Banc of America Bridge LLC, and Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC, acting as joint lead arrangers and joint bookrunners, to provide us with a new senior secured credit facility (including a synthetic letter of credit facility) of $1.6 billion, which would replace the facility existing under the Credit Agreement. We plan to enter into the new senior secured credit facility (the “Proposed New Credit Facility”) to repay outstanding indebtedness under our Fourth Amended and Restated Credit Agreement, dated as of February 7, 2005 (the “Credit Agreement”) and increase the size of the facility to $1.6 billion. We may use certain of the proceeds of the borrowings under the Proposed New Credit Facility to finance payments of accrued interest on the Existing Notes payable as Exchange Consideration pursuant to the terms of the Offer. The entering into of the Proposed New Credit Facility shall be referred to herein as the “Financing Condition.”

For purposes of this Offer, tendered Existing Notes will be deemed to have been accepted for exchange if, as and when the Company gives oral notice (confirmed in writing) or written notice to the Exchange Agent on or prior to the Early Exchange Date or Final Exchange Date, as the case may be. In the event that this Offer or the Consent Solicitation is withdrawn or otherwise not completed, as the case may be, the Exchange Consideration and the Consent Payment will not be issued.

All completed and executed Letters of Transmittal and Consent should be directed to the Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Circular and on the Letter of Transmittal and Consent in accordance with the instructions set forth herein and therein. The Letter of Transmittal and Consent should not be delivered to the Company, the Trustee or the Information Agent (as hereinafter defined). The Company, however, reserves the right to accept any Letter of Transmittal and Consent received by it, the Trustee or the Information Agent.

Promptly following receipt of the Requisite Consents, the Company will request that the Trustee execute a supplemental indenture (the “Supplemental Indenture”) embodying the Proposed Amendments and Waiver. The Supplemental Indenture will become effective upon the execution by the Company, the Guarantors and the Trustee (the date and time of such execution being referred to herein as the “Consent Date”), and the Proposed Amendments and Waiver will become operative upon the Early Exchange Date.

Only Holders will be eligible to tender their Existing Notes and to consent to the Proposed Amendments and the Waiver. The term “Holder” means each person or entity in whose name any Note is registered. Any beneficial owner of Existing Notes who is not a Holder of such Existing Notes must arrange with the person or entity who is the Holder, or such Holder’s assignee or nominee, to execute and deliver a Letter of Transmittal and Consent on behalf of such beneficial owner.

Capitalized terms used in this document that are not otherwise defined will have the meanings set forth in the Indenture.

Our obligation to accept for exchange Existing Notes validly tendered and not withdrawn is conditioned upon, among other things, obtaining the Requisite Consents, the execution of the Supplemental Indenture by the Trustee, the satisfaction of the Financing Condition and the satisfaction of the other conditions set forth herein. See “CONDITIONS OF THIS OFFER AND THE CONSENT SOLICITATION” below.

In making an investment decision in connection with this Offer or a decision in connection with the Consent Solicitation, recipients of the Offer Documents must rely on their own examination of the Company and the terms of this Offer and the Consent Solicitation, including the merits and risks involved. Recipients of the Offer Documents are not to construe the contents therein as legal, business or tax advice. Each recipient should consult its own attorney, business advisor and tax advisor as to legal, business, tax and related matters concerning this Offer and the Consent Solicitation.

If the Requisite Consents are received and the Proposed Amendments and Waiver become operative, the Proposed Amendments and the Waiver will be binding on all non-tendering Holders. Existing Notes that are not tendered and accepted for exchange pursuant to the Offer will remain obligations of the Company and the Guarantors.

We reserve the right to waive certain conditions to this Offer or the Consent Solicitation and to accept for exchange any Existing Notes tendered pursuant to this Offer. Subject to compliance with applicable securities laws and the terms set forth in the Offer Documents, we reserve the right, but will not be obligated, to extend this Offer or the Consent Solicitation. Any waiver, extension or amendment may be made by press release or another means of announcement that we deem appropriate. We reserve the right to terminate this Offer at any time prior to the Offer Expiration Date and the Consent Solicitation under circumstances where the conditions to the Offer and Consent Solicitation are not satisfied.

IMPORTANT

NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THE OFFER DOCUMENTS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS OFFER IS NOT BEING MADE TO, AND NO CONSENTS ARE BEING SOLICITED FROM, THE HOLDERS IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE SUCH SOLICITATION OR GRANT SUCH CONSENT. THE DELIVERY OF THE OFFER DOCUMENTS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION HEREIN OR THEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

NONE OF THE OFFER, THE CONSENT SOLICITATION, THE EXCHANGE CONSIDERATION, THE CONSENT PAYMENT, THE SUPPLEMENTAL INDENTURE OR ANY OTHER STATEMENTS OR ACTIONS WE MAKE IN CONNECTION WITH THIS OFFER OR THE CONSENT SOLICITATION SHOULD BE CONSIDERED IN ANY WAY AN ADMISSION ON OUR PART THAT THE ALLEGED DEFAULTS (AS HEREINAFTER DEFINED) CONSTITUTE EXISTING DEFAULTS OR EVENTS OF DEFAULT UNDER THE INDENTURE.

NONE OF THE COMPANY, THE INFORMATION AGENT OR THE EXCHANGE AGENT MAKES ANY RECOMMENDATION AS TO WHETHER OR NOT HOLDERS SHOULD TENDER EXISTING NOTES IN RESPONSE TO THE OFFER OR PROVIDE CONSENTS TO THE PROPOSED AMENDMENTS AND WAIVER.

WE ARE RELYING ON SECTION 3(a)(9) OF THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) TO EXEMPT THE OFFER FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT. WE ARE ALSO RELYING ON SECTION 18(b)(4)(C) OF THE SECURITIES ACT TO EXEMPT THE OFFER AND THE CONSENT SOLICITATION FROM STATE LAW SECURITIES REGISTRATION REQUIREMENTS.

NEITHER THIS OFFERING CIRCULAR NOR THE LETTER OF TRANSMITTAL AND CONSENT NOR ANY RELATED DOCUMENTS HAVE BEEN APPROVED OR REVIEWED BY THE SECURITIES AND EXCHANGE COMMISSION (THE “COMMISSION”) OR ANY FEDERAL OR STATE SECURITIES COMMISSION OR REGULATORY AUTHORITY OF ANY COUNTRY. NO AUTHORITY HAS PASSED UPON THE ACCURACY OR ADEQUACY OF THIS STATEMENT OR ANY RELATED DOCUMENTS, AND IT IS UNLAWFUL, AND MAY BE A CRIMINAL OFFENSE TO MAKE ANY REPRESENTATION TO THE CONTRARY.

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TABLE OF CONTENTS

SUMMARY	2
The Company	2
Summary Description of the Offer and the Consent Solicitation	2
Summary Description of the New Notes	6
CERTAIN CONSIDERATIONS	8
USE OF PROCEEDS	11
BACKGROUND OF THIS OFFER AND CONSENT SOLICITATION	12
The Alleged Defaults	12
The Company’s Position Concerning this Offer	12
Note Purchases by the Company	12
GENERAL TERMS OF THIS OFFER AND THE CONSENT SOLICITATION	13
Exchange Offer	13
Consent Solicitation	13
Extension, Termination or Amendment	13
Announcements	14
Beneficial Owners	14
ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; ACCRUAL OF INTEREST	15
Acceptance of Existing Notes for Exchange	15
Accrued Interest	16
SOLICITATION OF CONSENTS	16
PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS	16
General	16
Valid Tender	16
Valid Consent	17
Tender of Existing Notes Held in Physical Form	17
Tender of Existing Notes Held Through a Custodian.	17
Book-Entry Transfer	18
Tender of Existing Notes Through ATOP	18
Effect of Letter of Transmittal and Consent	18
Signature Guarantees	19
Determination of Validity	19
WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS	20
CONDITIONS OF THIS OFFER AND THE CONSENT SOLICITATION	21
DESCRIPTION OF THE PROPOSED AMENDMENTS AND WAIVER	23
The Proposed Amendments	23
The Waiver	24
Consequences to Non-Consenting Holders	24
INFORMATION AGENT	25
FEES AND EXPENSES	25
CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES	25
Characterization of New Notes	26
U.S. Holders	26
Non-U.S. Holders	29
DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS	29
Senior Debt	29

Senior Subordinated Debt	30
DESCRIPTION OF NEW NOTES	30
Brief Description of the Notes	30
Principal, Maturity and Interest	31
Methods of Receiving Payments on the Notes	32
Paying Agent and Registrar for the Notes	32
Transfer and Exchange	32
Note Guarantees	33
Subordination	33
Optional Redemption	35
Mandatory Redemption	36
Repurchase at the Option of Holders	36
Certain Covenants	38
Events of Default and Remedies	48
No Personal Liability of Directors, Officers, Employees and Stockholders	50
Legal Defeasance and Covenant Defeasance	50
Amendment, Supplement and Waiver	52
Satisfaction and Discharge	53
Concerning the Trustee	53
Book-Entry, Delivery and Form	54
Depository Procedures	54
Exchange of Global Notes for Certificated Notes	56
Exchange of Certificated Notes for Global Notes	56
Redemption of the Global Note	56
Same Day Settlement and Payment	57
Certain Definitions	57

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FORWARD-LOOKING STATEMENTS

Certain statements set forth or incorporated by reference in the Offer Documents constitute “forward-looking statements.” The words “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. These statements are based on management’s expectations, assumptions and projections about our business as of the time the statements are made. These forward-looking statements are not guarantees of future performance and are subject to certain risks and uncertainties that could cause actual results or events to differ materially from our past performance and our current expectations, assumptions and projections. Differences may result from actions taken by us as well as from risks and uncertainties beyond our control. These risks and uncertainties include, among others, the risks associated with currency fluctuations, changes in the economic, political and competitive environments, and the risks associated complying with the terms of our existing indebtedness and other risks described in “CERTAIN CONSIDERATIONS” below. The foregoing list of risks and uncertainties is illustrative, but by no means exhaustive. For more information on factors that may affect future performance, please review the reports filed by us with the Commission, in particular our Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006 and our Annual Report on Form 10-K for the fiscal year ended September 30, 2006. Except as required by law, we do not undertake any obligation to update any forward-looking statement, whether as a result of new information, future events or otherwise.

WHERE YOU CAN FIND MORE INFORMATION

The Company is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, files reports and other information with the Commission. Such reports and other information filed by the Company with the Commission may be inspected and copied at the public reference facilities maintained by the Commission at Room 1580, 100 F Street, N.E., Washington, D.C. 20549. Copies of such material can be obtained upon written request addressed to the Public Reference Section of the Commission at 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Commission maintains a web site that contains reports, proxy and information statements and other information regarding issuers that file electronically. The address of that web site is http://www.sec.gov.

Questions and requests for assistance or additional copies of any Offer Document may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offering Circular.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The following documents filed by the Company with the Commission are hereby incorporated by reference:

(1)	Annual Report on Form 10-K for the fiscal year ended September 30, 2006;
(2)	Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2006; and
(3)	Current Report on Form 8-K filed on March 12, 2007.

All documents filed by the Company pursuant to the Exchange Act on or subsequent to the date of this Offering Circular and prior to the termination of this Offer will also be deemed to be incorporated herein by reference from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Offering Circular to the extent that a statement contained herein, or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein, modified or superseded such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Offering Circular. The Company will provide without charge to each person to whom the Offer Documents are delivered, on the written request of such person, a copy of any of the documents incorporated herein by reference. Written requests should be directed to: Spectrum Brands, Inc., Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, Attention: General Counsel.

SUMMARY

The following is a summary of certain information contained elsewhere in this Offering Circular and is qualified in its entirety by the more detailed information contained elsewhere in this Offering Circular or incorporated herein by reference. Certain descriptions in this Offering Circular of provisions of the Indenture are summaries of such provisions and are qualified herein by reference to the Indenture. The Indenture has been previously filed with the Commission. Copies of the Indenture will be provided upon request to the Information Agent.

The Company

Spectrum Brands, Inc. (and its subsidiaries) is a global branded consumer products company with leading market positions in seven major product categories: consumer batteries; lawn and garden; pet supplies; electric shaving and grooming; household insect control; electric personal care products; and portable lighting. We are a leading worldwide manufacturer and marketer of alkaline, zinc carbon and hearing aid batteries, as well as aquariums and aquatic health supplies and a leading worldwide designer and marketer of rechargeable batteries, battery-powered lighting products, electric shavers and accessories, grooming products and hair care appliances.

The corporate headquarters of the Company are located at Six Concourse Parkway, Suite 3300, Atlanta, Georgia 30328, and its telephone number is (770) 829-6200.

Summary Description of the Offer and the Consent Solicitation

The Offer

We are offering to exchange any and all of our outstanding Existing Notes validly tendered prior to the Offer Expiration Date and not validly withdrawn for Variable Rate Toggle Senior Subordinated Notes due 2013, upon the terms and subject to the conditions set forth in the Offer Documents.

The New Notes will have scheduled interest rates which vary based on the time until maturity and the form of consideration in which interest is payable, increased optional redemption and change of control premiums and, among other things, will provide more availability under the credit facility basket in the indebtedness covenant, all as set forth under “Description of New Notes.” Our domestic subsidiaries will guarantee the Company’s performance of its obligations under the New Notes and the New Indenture (as hereinafter defined).

The Consent Solicitation

Upon the terms and subject to the conditions set forth in the Offer Documents, we are also soliciting Consents from the Holders to the Proposed Amendments and Waiver. Prior to the Consent Expiration Date, by agreeing to tender your Existing Notes for exchange, you will be deemed to have consented to the Proposed Amendments and Waiver, which Proposed Amendments will eliminate substantially all of the restrictive covenants and certain of the default provisions contained in such Indenture and which Waiver will waive (i) any alleged or existing default or event of default under the Indenture which has been asserted by certain holders of the Existing Notes who previously delivered a purported notice of default to the Company relating to the incurrence of indebtedness, limitations on senior subordinated debt, incurrence of liens and delivery of notices under the Indenture (such defaults, the “Alleged Defaults”) and (ii) any and all rights to take certain actions under any other debt agreement or instrument of the Company. Holders may not deliver Consents without tendering their Existing Notes. Prior to the Consent Expiration Date, Holders may not tender their Existing Notes without delivering Consents.

Offer Expiration Date	The Offer will expire at 12:00 MIDNIGHT, New York City time on April 13, 2007, unless extended or earlier terminated at our sole discretion.
Consent Expiration Date	The Consent Solicitation will expire at 5:00 P.M., New York City time, on March 29, 2007, unless extended or earlier terminated at our sole discretion.
Early Exchange Date

Subject to the terms and conditions of the Offer and the Consent Solicitation, if the Requisite Consents are received prior to the Consent Expiration Date (and not revoked prior to the Consent Date), the Company will accept for exchange and will exchange all Existing Notes tendered prior to the Consent Expiration Date (and not validly withdrawn prior to the Consent Date) promptly after the Consent Date.

Consent Vote Required

The Exchange Agent must receive unrevoked Consents representing at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any direct or indirect Subsidiary of the Company or any Affiliate of the Company.

Consideration for Consents and Tenders

Upon the terms and subject to the conditions set forth in the Offer Documents, the Company will issue, for each $1,000 principal amount of Existing Notes tendered prior to the Offer Expiration Date, and not validly withdrawn prior to the Consent Date, $950 principal amount of New Notes plus accrued and unpaid interest in cash on such principal amount of Existing Notes up to, but not including, April 1, 2007. If the Requisite Consents are received (and not revoked prior to the Consent Date) prior to the Consent Expiration Date and the other conditions set forth herein are satisfied or waived, the Company will pay on the Early Exchange Date to each Holder who has validly delivered (and not revoked) a Consent prior to the Consent Expiration Date a consent payment in the amount of $50 in principal amount of New Notes for each $1,000 in principal amount of Existing Notes in respect of which such a Consent has been validly delivered.

The Exchange Consideration or the Consent Payments will not be issued if any of the conditions precedent have not been satisfied, including, without limitation, if the Requisite Consents are not received, if the Supplemental Indenture is not executed by the Trustee or the Financing Condition is not satisfied.

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, Holders who have validly tendered (and not validly withdrawn) their Existing Notes prior to the Offer Expiration Date will be entitled to receive the Exchange Consideration. Upon the terms and subject to the conditions of the Offer and Consent Solicitation, Holders who have validly tendered (and not validly withdrawn) their Existing Notes prior to the Consent Expiration Date will be entitled to receive the Consent Payment in addition to the Exchange Consideration.

Upon the terms and subject to the conditions of the Offer and Consent Solicitation, the Company will, promptly after the Consent Date but prior to the Offer Expiration Date, accept for exchange all Existing Notes validly tendered (and not validly withdrawn) prior to the Consent Expiration Date. The Company will issue the Exchange Consideration and the Consent Payment for the Existing Notes accepted for exchange at the Early Acceptance Time on the Early Exchange Date promptly following the Early Acceptance Time. If we accept Existing Notes for exchange at the Early Acceptance Time, we agree to waive all conditions to the Offer that we are legally permitted to waive (other than a proper tender) for Existing Notes tendered on or after the Consent Expiration Date and prior to the Offer Expiration Date. If applicable and upon the terms and subject to the conditions, if any, that have not been waived, the Company will, at such time after the Offer Expiration Date, accept for exchange all Existing Notes validly tendered (and not validly withdrawn) prior to the Offer Expiration Date that the Company had not accepted for exchange at the Early Acceptance Time.

Acceptance of Tenders and Consents

All properly completed, executed and delivered Letters of Transmittal and Consent prior to the Offer Expiration Date may be accepted. If the Requisite Consents are not received by 5:00 P.M. on March 29, 2007, the Company may extend the Consent Solicitation for any length of time and in any manner it deems appropriate.

Procedure for Tenders and Consents

To be effective, Letters of Transmittal and Consent must be properly completed and executed in accordance with the instructions contained in the Offer Documents. Only Holders are entitled to tender their Existing Notes and consent.

Revocation of Tenders and Consents

You may withdraw the tender of your Existing Notes and revoke the delivery of your Consent to the Proposed Amendments and Waiver at any time prior to the Consent Date by submitting a notice of withdrawal to the Exchange Agent using ATOP procedures and/or upon compliance with the other procedures described herein. Proper withdrawal of your Existing Notes will be deemed to revoke the related Consent to the Proposed Amendments and Waiver, if applicable. You may not validly revoke your Consent unless you validly withdraw your previously tendered Existing Notes. Any Existing Notes tendered prior to the Consent Expiration Date that are not validly withdrawn prior to the Consent Date may not be withdrawn on or after the Consent Date, and Existing Notes validly tendered on or after the Consent Date may not be withdrawn, in each case subject to the limited circumstances described in “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS” below.

Use of Proceeds	We will not receive any cash proceeds from the issuance of the New Notes in this Offer.
Delivery of Letters of Transmittal and Consent

Completed and executed Letters of Transmittal and Consent should be sent by mail, first class postage prepaid, overnight courier or hand delivery to the Exchange Agent at the address, or faxed to the Exchange Agent at the facsimile number, set forth below:

By Mail, By Hand or By Courier or By Facsimile: U.S. Bank National Association 60 Livingston Avenue St. Paul, MN 55107 Attn: Specialized Finance Facsimile: (651) 495-8158 Phone: (800) 934-6802

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Offer and their Consent to the Proposed Amendments and Waiver through the ATOP procedures described below.

Letters of Transmittal and Consent should not be delivered directly to the Company.

Additional Information

Questions or requests for assistance in completing and delivering Letters of Transmittal and Consent or tendering Existing Notes or for additional copies of any Offer Document or other related documents should be directed to Global Bondholder Services Corporation, the Information Agent, at the addresses and telephone numbers set forth on the back cover of this Offering Circular.

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Summary Description of the New Notes

The Variable Rate Toggle Senior Subordinated Notes due 2013 will be governed by a new indenture (a “New Indenture”) under which we expect that Wells Fargo Bank, N.A. will serve as trustee. The following is a summary of certain terms of the New Indenture and the New Notes and is qualified in its entirety by the more detailed information contained elsewhere in this Offering Circular. Certain descriptions in this Offering Circular of provisions of the New Indenture are summaries of such provisions and are qualified herein by reference to the New Indenture. Copies of the proposed New Indenture will be provided upon request to the Information Agent.

Issuer	Spectrum Brands, Inc.
New Notes

Up to $350,000,000 aggregate principal amount of Variable Rate Toggle Senior Subordinated Notes due 2013, plus any increased principal amount of New Notes that may be issued in satisfaction of our interest payment obligations as described under “—Interest” below.

Interest

The interest rates will vary depending on whether the fixed charge coverage ratio test set forth in the New Indenture is satisfied, the time until maturity of the New Notes and how interest is paid. Subject to certain conditions, the Company will also have the option to pay interest entirely in cash or entirely by increasing the principal amount of the New Notes.

Guarantees	Our obligations under the New Notes will be guaranteed on a senior subordinated basis by our domestic subsidiaries. See “Description of New Notes.”
Maturity Date	October 2, 2013.
Ranking

The New Notes will be subordinate to the Proposed New Credit Facility and other senior debt of the Company and expressly pari passu in right of payment to the 2005 Notes (as hereinafter defined), any unexchanged Existing Notes and any other senior subordinated debt.

Optional Redemption	Unlimited optional redemption at the scheduled redemption premiums listed on Annex A attached hereto.
Change of Control	Scheduled premiums will be payable in the event of a change of control offer as listed on Annex A attached hereto.
Indebtedness

The indebtedness restrictive covenant will be substantially similar to that in the Indenture, except the credit facility basket under the debt incurrence covenant will be increased from $700 million to $1.6 billion and the general basket will be increased from $30 million to $50 million.

Permitted Liens	The definition of permitted liens will be substantially similar to that in the Indenture.
Covenants

Except with respect to the above described interest rate provisions, the debt incurrence covenant and optional redemption and change of control provisions, the New Notes will be subject to substantially the same restrictive covenants as those set forth in the Indenture.

Events of Default	The New Notes will be subject to substantially the same events of default as those set forth in the Indenture.
Listing	The New Notes will not be listed on any exchange.
Registration

The Offer is being made in reliance on the exemption from registration provided by Section 3(a)(9) of the Securities Act and has not been registered with the Commission. The Offer also is being made in reliance on exemptions under applicable state securities laws. Generally, the New Notes that you receive in the Offer will be freely tradeable, unless you are considered an affiliate of ours, as that term is defined in the Securities Act, or if you hold Existing Notes that were previously held by an affiliate of ours.

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CERTAIN CONSIDERATIONS

Set forth below are important risks and uncertainties that you should carefully consider in deciding whether to participate in this Offer and the Consent Solicitation.

There may be a limited market for the unexchanged Existing Notes.

The Existing Notes are not listed on any securities exchange. To the extent that Existing Notes are tendered and accepted in the Offer, the market for the remainder of the Existing Notes may become more limited. A debt security with a smaller outstanding principal amount available for trading (a smaller “float”) may command a lower price than a comparable debt security with a larger float. Therefore, the market price for the Existing Notes which are not tendered or not exchanged may be affected adversely to the extent that the principal amount of Existing Notes tendered pursuant to the Offer reduces the float. The reduced float may also tend to make the trading price more volatile. The extent of the public market for the Existing Notes following consummation of the Offer will depend upon, among other things, the remaining outstanding principal amount of the Existing Notes after the Offer, the number of Holders or beneficial owners of such Existing Notes remaining at such time, the interest in maintaining a market in the Existing Notes on the part of securities firms and other factors. We do not intend to create or sustain a market for any Existing Notes that remain outstanding following consummation of the Offer. We cannot assure you that a market for any Existing Notes that remain outstanding following consummation of the Offer will exist or be sustained.

The Proposed Amendments, if they become operative, would have an adverse effect on any unexchanged Existing Notes.

If this Offer and the Consent Solicitation are consummated and the Proposed Amendments become operative, any Existing Notes that are not tendered or exchanged pursuant to this Offer will no longer be entitled to the benefits of most of the restrictive covenants, certain event of default provisions and certain other provisions that will have been amended or eliminated from the Indenture by the Proposed Amendments. The Proposed Amendments would delete most restrictive provisions, including, without limitation, covenants relating to our ability to incur indebtedness, pay dividends, make payments or other distributions to affiliates and take other actions that would otherwise be restricted under the Indenture. The elimination or modification of the foregoing provisions would permit us to take actions that could increase the credit risks faced by the holders of any remaining Note, adversely affect the market price of such Existing Notes, or otherwise be adverse to the interests of the holders of such remaining Existing Notes.

If the Alleged Defaults are found to have occurred, the holders of Existing Notes could have the right to call for accelerated payment of the Existing Notes.

As discussed below, certain entities have alleged certain defaults under the Indenture. If an “Event of Default” were found to have occurred with respect to the Alleged Defaults (as hereinafter defined) in a final judgment by a court of competent jurisdiction, absent the Waiver, the Trustee or Holders (as defined in the Indenture) of at least 25% in aggregate principal amount of the Existing Notes then outstanding would have the contractual right to declare all unpaid principal, and any accrued, default or additional interest, on the Existing Notes then outstanding to be due and payable.

An “Event of Default” could also result in the acceleration of indebtedness under (i) the Company’s 7 3/8% Senior Subordinated Notes due 2015 (the “2005 Notes”) by action of the trustee under the indenture, as supplemented, governing those notes (the “2005 Indenture”) or the respective holders of at least 25% in aggregate principal amount of those notes outstanding and (ii) the Credit Agreement, by action of the lenders holding greater than 50% of the outstanding commitments and indebtedness thereunder. In the event of the bankruptcy, liquidation or dissolution of the Company, our assets would be available to pay obligations under the Existing Notes only after all payments had been made on our senior indebtedness, including Indebtedness under the Credit Agreement.

We may not be able to borrow under our Credit Agreement, and our lenders may terminate their respective commitments and declare all outstanding amounts immediately due and payable.

There can be no assurance that we will be able to consummate the refinancing of the Credit Agreement. Failure to resolve any uncertainty around the Alleged Defaults in a manner satisfactory to the Company and the proposed lenders under the Proposed New Credit Facility may prevent the Company from entering into the Proposed New Credit Facility and would leave the Company obligated under the Credit Agreement. In order for us to borrow under our Credit Agreement, no default or event of default may exist at the time of such borrowing. If an Event of Default were found to have occurred under the Indenture, an event of default would exist under our Credit Agreement, and, as a result of such event of default, we would not be able to borrow additional amounts under the Credit Agreement and, absent a waiver, the lenders under the Credit Agreement may terminate their commitments under the revolving credit facility and declare all amounts owing under the Credit Agreement due and payable, which may give rise to payment blockage with respect to further payments under the Indenture and the 2005 Indenture. In addition, if the lenders under the Credit Agreement refuse to lend under the revolving credit facility pending resolution of the validity of the Alleged Defaults, certain trade creditors may refuse to extend us credit or may impose additional conditions on the extension of such credit.

As of January 30, 2007, there was approximately $197 million under the revolving credit facility and approximately $1.202 million in other indebtedness outstanding (including letters of credit) under the Credit Agreement.

In the event the Alleging Noteholders seek to enforce any claims in respect of the Alleged Defaults, we could be subject to litigation.

There can be no assurance that the Alleging Noteholders (as hereinafter defined), any other Holders or the Trustee will not pursue litigation strategies to enforce any claims in respect of the Alleged Defaults or that we will not commence litigation against the Alleging Noteholders in connection with their allegations. Litigation is by its nature uncertain and there can be no assurance of the ultimate resolution of such claims. Any litigation may be expensive, lengthy, and disruptive to the Company’s normal business operations, and a resolution of any such strategies that is unfavorable to the Company could have a material adverse affect on our business, results of operations, financial condition, liquidity, or cash flow.

Pending resolution of the Alleged Defaults, we may be unable to successfully consummate any possible sales of our assets.

We continue to explore all possible strategic options, including divesting certain of our assets, to help us sharpen our focus on strategic growth businesses, maximize long-term shareholder value and reduce our outstanding debt balances. Pending resolution of the Alleged Defaults, we may be unable to successfully divest of any such assets or may be unable to do so on terms and conditions and in a timeframe favorable to the Company. Additionally, if any Event of Default is found to exist or in the event of an acceleration of the Existing Notes, we will be unable to successfully divest any such assets.

We may incur significant costs as a result of the Offer and Consent Solicitation and the refinancing of the Credit Agreement.

Assuming all of the Existing Notes are exchanged in the Offer and we enter into the Proposed New Credit Facility, we expect to incur costs which may exceed $55 million in bank, legal, accounting and other fees associated with the Offer and Consent Solicitation and the consummation of the Proposed New Credit Facility. Some of these costs may be paid through borrowings under the Proposed New Credit Facility.

Indebtedness under the Proposed New Credit Facility will rank ahead of indebtedness under the New Notes. If we default under the Proposed New Credit Facility, then we may not be able to pay principal and interest on the New Notes.

The New Notes will be junior in right of payment to all existing and future senior debt including amounts outstanding under the Proposed New Credit Facility. In addition, the guarantees of the New Notes will be junior to all senior debt of each of the respective guarantors, which will be the domestic subsidiaries of the Company. We and our subsidiaries may incur additional indebtedness, including senior debt, from time to time, subject to the terms of the 2005 Indenture, the New Indenture, the Proposed New Credit Facility and our other outstanding indebtedness. If indebtedness is incurred by a subsidiary that is not a guarantor, the New Notes will be structurally subordinated to such indebtedness with respect to the assets of such subsidiary. In the event of the bankruptcy, liquidation or reorganization of the Company, the assets of the Company will be available to pay obligations under the New Notes only after all of our senior debt has been paid in full and, in any event, such obligations will be pari passu with the obligations under the 2005 Notes. There may not be sufficient assets remaining to pay amounts due on any or all of the New Notes then outstanding. See “Description of the New Notes.”

The terms of the agreements governing our indebtedness contain significant restrictions on our operations.

The New Indenture contains and we expect that the Proposed New Credit Facility will contain covenants that, among other things, will limit our ability to:

•	incur additional indebtedness;

•	pay dividends on, redeem or repurchase our capital stock;

•	make investments;

•	issue or sell capital stock of our restricted subsidiaries;

•	transfer assets and dispose of proceeds of such sales;

•	enter into agreements that restrict our restricted subsidiaries from paying dividends, making loans or otherwise transferring assets to us or to any of our other restricted subsidiaries;

•	engage in transactions with affiliates; or

•	merge, consolidate or sell all or substantially all of our assets.

In addition, under the Proposed New Credit Facility we will be required to meet a number of financial ratios and tests.

Our ability to comply with such agreements may be affected by events beyond our control, including prevailing economic, financial and industry conditions. The breach of any such covenants or restrictions could result in a default under the 2005 Indenture, the New Indenture or the Proposed New Credit Facility. Such an event of default under our debt agreements would permit lenders or noteholders, as the case may be, to declare all amounts borrowed from them to be due and payable, together with accrued and unpaid interest, and the commitments of senior lenders to make further extensions of credit under the Proposed New Credit Facility could be terminated. If we were unable to repay debt to our senior lenders, such lenders could proceed against the collateral securing such debt.

We expect a limited trading market for the New Notes, which may make it difficult for you to sell the New Notes.

The New Notes will constitute a new issue of securities with no established market. The New Notes are being issued pursuant to 3(a)(9) of the Securities Act and, therefore, will be freely tradeable securities under the federal securities laws. No assurance can be given, however, that an active public or other market will develop for the New Notes or as to the liquidity of or the market for the New Notes. If a market does not develop or is not maintained, holders of the New Notes may experience difficulty in reselling the New Notes or may be unable to sell them at all. If a market for the New Notes develops, any such market may cease to continue at any time. If a public market develops for the New Notes, future prices of the New Notes will depend on many factors, including, among other things, prevailing interest rates, our results of operations and the markets for similar securities and other factors, including our financial condition. The New Notes may trade at a discount from their principal amount.

A court could avoid the guarantees of the New Notes under fraudulent transfer law.

Our domestic subsidiaries will guarantee our obligations under the New Notes. If any guarantor becomes a debtor in a case under the United States Bankruptcy Code or suffers other financial difficulty, a court might avoid (that is, cancel) its guarantee under federal or state fraudulent transfer law. The court might do so if it found that when the guarantor entered into its guarantee (or, in some jurisdictions, when it became obligated to make payments thereunder), it received less than reasonably equivalent value or fair consideration for its guarantee and (1) was or was rendered insolvent, (2) was left with inadequate capital to conduct its business, (3) believed or should have believed that it would incur debts beyond its ability to pay or (4) was a defendant in an action for money damages or had a judgment for money damages docketed against it and, in either case, the judgment went unsatisfied. The court also might avoid a guarantee, without regard to these factors, if it found that the guarantor entered into its guarantee with actual intent to hinder, delay or defraud its creditors.

A court would likely find that a guarantor did not receive reasonably equivalent value or fair consideration for its guarantee unless the guarantor benefited directly or indirectly from the New Notes. If a court avoided a guarantee, you would no longer have a claim against the guarantor. In addition, the court might order you to repay any amounts received from the guarantor.

Courts in different jurisdictions measure solvency differently. In general, however, a court would consider an entity insolvent either if the sum of its existing debts exceeds the fair value of all its property, or if the present fair saleable value of its assets is less than the amount required to pay the probable liability on its existing debts as those debts become due. For this analysis, “debts” includes contingent and unliquidated debts.

We may be unable to repurchase the New Notes upon a change of control.

Upon the occurrence of specific change of control events, we will be required to offer to repurchase your New Notes at redemption premiums which vary based upon time to maturity of the New Notes. We expect that the lenders under our Proposed New Credit Facility will have a similar right to be repaid upon a change of control. Any of our future debt agreements also may contain a similar provision. Our ability to pay cash to the holders of the New Notes in connection with such repurchase will be limited by our then existing financial resources. Accordingly, it is possible that we will not have sufficient funds at the time of the change of control to make the required repurchase of New Notes.

We expect that the terms of our Proposed New Credit Facility also will limit our ability to purchase your New Notes until all debt under our Proposed New Credit Facility is paid in full. Any of our future debt agreements may contain similar restrictions. Accordingly, it is possible that restrictions in our Proposed New Credit Facility will not allow such repurchases.

If we fail to repurchase any New Notes submitted in a change of control offer, it would constitute an event of default under the New Indenture which would, in turn, constitute an event of default under our Proposed New Credit Facility and could constitute an event of default under our other indebtedness, even if the change of control itself would not cause a default. This would allow some of our lenders to proceed against our assets.

USE OF PROCEEDS

We will receive no cash proceeds from the issuance of the New Notes in the Offer. Upon the expiration of the Offer, we will cancel all Existing Notes that are validly tendered and not validly withdrawn in the Offer.

BACKGROUND OF THIS OFFER AND CONSENT SOLICITATION

We are undertaking the Offer and Consent Solicitation, together with the refinancing of the Credit Agreement, as part of the restructuring of our existing indebtedness. The principal purpose of this Offer and the Consent Solicitation is to exchange all outstanding Existing Notes and eliminate substantially all of the restrictive covenants in the Indenture.

The total principal amount of New Notes that would be issued pursuant to the Offer would be approximately $332.5 million in Exchange Consideration and approximately $17.5 million in Consent Payments, assuming all outstanding Existing Notes are validly tendered (and not validly withdrawn) prior to the Consent Expiration Date. The Company will not be required to accept for exchange the Existing Notes or transfer the Exchange Consideration and/or Consent Payment pursuant to the Offer if it does not meet the Financing Condition. See “CONDITIONS OF THIS OFFER AND THE CONSENT SOLICITATION.”

The Alleged Defaults

On January 16, 2007, we announced that we had received a notice of default (the “Purported Notice”) from entities claiming to be the holders of or to have discretionary authority in respect of more than 25% of the amount outstanding under the Existing Notes (such entities, the “Alleging Noteholders”). The Purported Notice asserted that the Company’s incurrence of indebtedness under the Credit Agreement gave rise to certain defaults relating to the incurrence of indebtedness, limitations on senior subordinated debt, incurrence of liens and delivery of notices under the Indenture.

On March 12, 2007, we entered into an Exchange and Forbearance Agreement with the Alleging Noteholders representing a majority of the aggregate principal amount outstanding of the Existing Notes (the “Exchange and Forbearance Agreement”), pursuant to which such entities have agreed to provide Consents and exchange their Existing Notes for New Notes pursuant to this Offer. Such entities have agreed that they will not exercise, or seek to exercise, whether individually or jointly with any other holder of Existing Notes, any rights or remedies in connection with the Alleged Defaults under the Indenture, including any rights to declare the Existing Notes any and all amounts outstanding under the Existing Notes to be due and payable.

We are also seeking a waiver with respect to (i) any Alleged Default and  (ii) any and all rights to take certain actions under any other debt agreement or instrument of the Company. This Offer and the Consent Solicitation are intended to provide the Company certainty as to any questions surrounding the Alleged Defaults as it continues to operate its business and pursue its strategic plan.

The Company’s Position Concerning this Offer

We are not making any recommendation to the Holders as to whether to tender or refrain from tendering all or any portion of Existing Notes or as to whether they should furnish the requested Consent or withhold such Consent with respect to all or any portion of their Existing Notes. You must decide whether to tender Existing Notes and furnish or withhold Consents, and if tendering, the amount of Existing Notes to tender. You are urged to review carefully all of the information contained or incorporated by reference in the Offer Documents before making a decision as to whether to tender Existing Notes or provide your Consent to the Proposed Amendments and Waiver.

Note Purchases by the Company

From time to time after the Offer, the Company may acquire Existing Notes, if any, that remain outstanding, whether or not the Offer is consummated, through open market purchases, privately negotiated transactions, tender offers, exchange offers or otherwise, upon such terms and at such prices as it may determine, or by redeeming such Existing Notes in accordance with their terms and the terms of the Indenture. In each such case, the total consideration may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives (or combinations thereof) the Company will pursue.

GENERAL TERMS OF THIS OFFER AND THE CONSENT SOLICITATION

Exchange Offer

We are offering to exchange Existing Notes for Variable Rate Toggle Senior Subordinated Notes due 2013, upon the terms and subject to the conditions set forth in the Offer Documents, all Existing Notes validly tendered prior to the Offer Expiration Date, and not validly withdrawn prior to the Consent Date, for the Exchange Consideration, which is equal to $950 principal amount of New Notes for each $1,000 principal amount of Existing Notes validly tendered (and not validly withdrawn). Our obligation to accept Existing Notes that are tendered is subject to the conditions described below under “CONDITIONS OF THIS OFFER AND THE CONSENT SOLICITATION” below.

Consent Solicitation

We are also soliciting, upon the terms and subject to the conditions set forth in the Offer Documents, Consents from the Holders with respect to the Proposed Amendments and Waiver. If Requisite Consents are received (and not revoked) prior to the Consent Expiration Date and the other conditions set forth herein are satisfied or waived, the Company will pay to each Holder who has validly delivered (and not revoked prior to the Consent Date) a Consent prior to the Consent Expiration Date (and has not revoked such Consent prior to the Consent Date) the Consent Payment, consisting of $50 in principal amount of New Notes for each $1,000 in principal amount of Existing Notes in respect of which such Consent has been validly delivered.

Any Holder who tenders Existing Notes pursuant to this Offer prior to the Consent Expiration Date must also deliver a Consent to the Proposed Amendments and Waiver. Holders who validly tender (and do not validly withdraw) their Existing Notes pursuant to this Offer prior to the Consent Expiration Date will be deemed to have delivered their Consents by such tender. Holders may not deliver Consents without tendering Existing Notes. A Holder may not revoke a Consent without withdrawing the previously tendered Existing Notes to which such Consent relates. Tenders of Existing Notes may be validly withdrawn and, concurrently, the related Consent may be validly revoked at any time prior to the Consent Date. Existing Notes validly tendered on or after the Consent Date may not be withdrawn, subject to the limited circumstances described in “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS” below. A valid withdrawal of tendered Existing Notes prior to the Consent Date will constitute the concurrent valid revocation of such Holder’s related Consent. A Holder who validly withdraws previously tendered Existing Notes prior to the Consent Date and does not validly re-tender Existing Notes prior to the Offer Expiration Date will not receive the Exchange Consideration or the Consent Payment. Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, a Holder who validly withdraws previously tendered Existing Notes prior to the Consent Date and validly re-tenders Existing Notes prior to the Consent Expiration Date will receive the Exchange Consideration and the Consent Payment. Upon the terms and subject to the conditions of the Offer and the Consent Solicitation, a Holder who validly withdraws previously tendered Existing Notes prior to the Consent Date and validly re-tenders Existing Notes prior to the Offer Expiration Date will receive the Exchange Consideration, but not the Consent Payment. A Letter of Transmittal and Consent delivered prior to the Consent Expiration Date purporting to tender and not consent to the Proposed Amendments and Waiver will not be valid.

Extension, Termination or Amendment

During any extension of the Offer, all Existing Notes previously tendered and not accepted for exchange will remain subject to the Offer and may, subject to the terms and conditions of the Offer, be accepted for exchange by us. During any extension of the Consent Solicitation, all Consents to the Proposed Amendments and Waiver validly delivered to the Exchange Agent will remain effective unless validly revoked prior to the Consent Date.

Any waiver, amendment or modification of the Offer or the Consent Solicitation will apply to all Existing Notes tendered pursuant to the Offer. If we make a change we determine to be material in any terms of the Offer or waive a condition of the Offer we determine to be material, we will give oral (to be confirmed in writing) or written notice of such amendment or such waiver to the Exchange Agent and will disseminate additional Offer documents and extend the Offer and withdrawal rights as we determine necessary and to the extent required by law. If the Consent Solicitation is amended prior to the Consent Expiration Date in a manner determined by us to constitute a material change to Holders, we will promptly give oral (to be confirmed in writing) or written notice of such amendment to the Exchange Agent, disseminate additional Consent Solicitation materials and, if necessary, extend the Consent Solicitation for a period that we deem to be adequate to permit Holders to deliver or revoke their Consents.

In addition, we may terminate the Offer and the Consent Solicitation if any condition is not satisfied on or after the Offer Expiration Date. Any such extension, amendment, waiver or decrease or change will not result in the reinstatement of any withdrawal rights if those rights had previously expired, except as specifically provided above.

Subject to the applicable regulations of the Commission, we expressly reserve the right, in our sole discretion, at any time and from time to time, and regardless of whether any events preventing satisfaction of the conditions to this Offer shall have occurred or shall have been determined by us to have occurred, to extend the period during which this Offer is open by giving oral or written notice of such extension to the Exchange Agent and by making public disclosure by press release or other appropriate means of such extension to the extent required by law.

There can be no assurance that we will exercise our right to extend, terminate or amend this Offer. During any extension and irrespective of any amendment to this Offer, all Existing Notes previously tendered and not accepted for exchange or withdrawn will remain subject to this Offer and may be accepted thereafter for exchange by us, subject to compliance with applicable law. In addition, we may waive conditions without extending this Offer in accordance with applicable law.

Announcements

Any extension, termination or amendment of this Offer will be followed as promptly as practicable by announcement thereof, such announcement in the case of an extension to be issued no later than 9:00 A.M., New York City time, on the next business day following the previously scheduled Offer Expiration Date. We will also announce when we have received the Requisite Consents. Without limiting the manner in which we may choose to make such announcement, we will not, unless otherwise required by law, have any obligation to publish, advertise or otherwise communicate any such announcement other than by making a release to an appropriate news agency or another means of announcement that we deem appropriate.

Beneficial Owners

If you are a beneficial owner of Existing Notes, but are not a Holder, and you seek to tender Existing Notes and deliver Consents to the Proposed Amendments and Waiver, you must:

•	contact the Holder of the Existing Notes and instruct the Holder to tender and consent on your behalf;

•
obtain and include with the accompanying Letter of Transmittal and Consent, Existing Notes properly endorsed for transfer by the Holder or accompanied by a properly completed bond power from the Holder, together with a properly completed irrevocable proxy that authorizes you to consent to the Proposed Amendments on behalf of the Holder, with signatures on the endorsement or bond power guaranteed by a Medallion Signature Guarantor (as hereinafter defined); or

•
effect a record transfer of the Existing Notes from the Holder to you and comply with the requirements applicable to Holders for tendering Existing Notes and delivering Consents prior to the Offer Expiration Date or prior to the Consent Expiration Date, as the case may be.

Neither we nor the Exchange Agent have any obligation to effect the transfer of any Existing Notes from the name of the Holder if we do not accept for exchange any of the principal amount of those Existing Notes.

ACCEPTANCE OF EXISTING NOTES FOR EXCHANGE; ACCRUAL OF INTEREST

Acceptance of Existing Notes for Exchange

If the conditions to the Offer and Consent Solicitation are satisfied, or if we waive all of the conditions that have not been satisfied, we will accept, at the Early Acceptance Time and, if applicable, at the Final Acceptance Time and after we receive validly completed and duly executed Letters of Transmittal and Consent or Agent’s Messages with respect to any and all of the Existing Notes tendered for exchange at such time. We will accept the Existing Notes for exchange by notifying the Exchange Agent of our acceptance. The notice may be oral if we promptly confirm it in writing.

We expressly reserve the right, in our sole discretion, to delay acceptance for exchange of, or exchange of, Existing Notes tendered under this Offer (subject to Rule 14e-1c under the Exchange Act, which requires that we issue the offered consideration or return the Existing Notes deposited pursuant to this Offer promptly after termination or withdrawal of this Offer), or to terminate this Offer and not accept for exchange any Existing Notes not previously accepted for exchange, (1) if any of the conditions to this Offer shall not have been satisfied or validly waived by us, or (2) in order to comply in whole or in part with any applicable law.

In all cases, the Exchange Consideration and Consent Payments, if applicable, for Existing Notes exchanged pursuant to this Offer will be made only after timely receipt by the Exchange Agent of (1) certificates representing the Existing Notes, or timely confirmation of a book-entry transfer (a “Book-Entry Confirmation”) of the Existing Notes into the Exchange Agent’s account at DTC, (2) the properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof) or an Agent’s Message (as defined in “PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS -- Tender of Existing Notes Through ATOP” below) in lieu thereof, and (3) any other documents required by the Letter of Transmittal and Consent.  This Offer is scheduled to expire at 12:00 MIDNIGHT, New York City time, on April 13, 2007, unless extended by us at our sole discretion.

For purposes of this Offer, we will have accepted for exchange validly tendered (and not validly withdrawn) Existing Notes, if, as and when we give oral or written notice to the Exchange Agent of our acceptance of the Existing Notes for exchange pursuant to this Offer. In all cases, exchange of Existing Notes pursuant to this Offer will be made by deposit of the Exchange Consideration and the Consent Payment in immediately available funds with the Exchange Agent, which will act as your agent for the purpose of receiving payments and New Notes from us, and transmitting payments and delivering New Notes to you. If, for any reason whatsoever, acceptance for exchange of, or exchange of, any Existing Notes tendered pursuant to this Offer is delayed (whether before or after our acceptance for exchange of, or exchange of, the Existing Notes) or we extend this Offer or are unable to accept for exchange the Existing Notes tendered pursuant to this Offer, then, without prejudice to our rights set forth herein, we may instruct the Exchange Agent to retain tendered Existing Notes and those Existing Notes may not be withdrawn, subject to the limited circumstances described in “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS” below.

Tender of Existing Notes and delivery of Consents pursuant to the Offer and Consent Solicitation will be accepted only in principal amounts equal to $1,000 or any integral multiple thereof; provided that any Holder may tender all Existing Notes held by such Holder, even if the aggregate principal amount of those Existing Notes is not an integral multiple of $1,000.

We will pay or cause to be paid all transfer taxes with respect to the exchange of any Existing Notes unless the box titled “Special Issuance/Delivery Instructions” or the box titled “Special Payment/Delivery Instructions” on the Letter of Transmittal and Consent has been completed, as described in the Instructions thereto.

If we accept Existing Notes for exchange at the Early Acceptance Time, we agree to waive all conditions to the Offer that we are legally permitted to waive (other than a proper tender) for Existing Notes tendered (and not validly withdrawn) on or after the Consent Expiration Date and prior to the Offer Expiration Date.

Accrued Interest

If your Existing Notes are tendered and accepted for exchange pursuant to this Offer, you will be entitled to accrued and unpaid interest in cash on those Existing Notes up to, but not including, April 1, 2007.

Under no circumstances will any additional interest be payable because of any delay in the transmission of funds to you with respect to exchanged Existing Notes or otherwise.

We will pay all fees and expenses of the Exchange Agent and the Information Agent in connection with this Offer.

SOLICITATION OF CONSENTS

You may not revoke a Consent on or after the Consent Date, subject to the limited circumstances described in “WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS” below.

In order to amend the Indenture, the Requisite Consents must be received and the Trustee, the Company and the Guarantors must execute the Supplemental Indenture. We intend to cause the Exchange Agent to deliver the Requisite Consents to the Trustee promptly after they have been obtained. We anticipate that the Supplemental Indenture will be executed and delivered as soon as practicable thereafter. The Supplemental Indenture will become effective as soon as it is fully executed, and the Proposed Amendments and Waiver will become operative upon the Early Exchange Date.

Only Holders of the Existing Notes are entitled to deliver Consents. Pursuant to the Indenture, the transfer of Existing Notes on the register for the Existing Notes will not have the effect of revoking any Consent previously given by the Holder of those Existing Notes and that Consent will remain valid unless revoked by the person in whose name such Existing Notes are then on the register for the Existing Notes. Revocation will be effective only if the Exchange Agent receives the notice of revocation prior to the Consent Date.

PROCEDURES FOR TENDERING EXISTING NOTES AND DELIVERING CONSENTS

General

In order to participate in the Offer or the Consent Solicitation, you must validly tender your Existing Notes to the Exchange Agent as described below. It is your responsibility to validly tender your Existing Notes. We have the right to waive any defects. However, we are not required to waive defects and are not required to notify you of defects in your tender.

If you have any questions or need help in tendering your Existing Notes, please contact the Information Agent or the Exchange Agent whose addresses and telephone numbers are listed on the back cover page of this Offering Circular.

Valid Tender

Except as set forth below with respect to ATOP (as hereinafter defined) procedures, for a Holder to validly tender Existing Notes pursuant to this Offer, a properly completed and duly executed Letter of Transmittal and Consent (or a facsimile thereof), together with any signature guarantees and any other documents required by the Instructions to the Letter of Transmittal and Consent, or an Agent’s Message in lieu thereof, must be received by the Exchange Agent at the address or facsimile number set forth on the back cover of this Offering Circular prior to the Offer Expiration Date, and either (1) certificates representing the Existing Notes must be received by the Exchange Agent at such address, or (2) the Existing Notes must be transferred pursuant to the procedures for book-entry transfer described below and a Book-Entry Confirmation must be received by the Exchange Agent, in each case prior to the Offer Expiration Date.

In all cases, the exchange of Existing Notes tendered and accepted for exchange pursuant to this Offer will be made only after timely receipt by the Exchange Agent of:

•	certificates representing such Existing Notes or a Book-Entry Confirmation with respect to such Existing Notes;

•	the Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, or an Agent’s Message in lieu thereof; and

•	any required signature guarantees and other documents required by the Letter of Transmittal and Consent.

Valid Consent

The tender of Existing Notes pursuant to the Offer and in accordance with the procedures described in the Offer Documents, to the extent such Existing Notes have been tendered prior to the Consent Expiration Date and not withdrawn prior to the Consent Date, will be deemed to constitute delivery of a Consent to the Proposed Amendments and Waiver with respect to the Existing Notes tendered. Holders who tender their Existing Notes pursuant to the Offer prior to the Consent Expiration Date are obligated to deliver their Consents to such Proposed Amendments and Waiver and to the execution and delivery of the applicable Supplemental Indenture. Holders may not deliver Consents without tendering their Existing Notes pursuant to the Offer.

Tender of Existing Notes Held in Physical Form

To validly tender Existing Notes held in physical form pursuant to the Offer, a Holder should complete and sign the Letter of Transmittal and Consent (or a facsimile copy thereof) in accordance with the Instructions to the Letter of Transmittal and Consent, have the signature thereon guaranteed if required by the Instructions to the Letter of Transmittal and Consent and deliver the Letter of Transmittal and Consent, together with certificates representing such Existing Notes and any other documents required by the Instructions to the Letter of Transmittal and Consent, to the Exchange Agent at its address set forth on the back page of this Offering Circular. The Consent and Letter of Transmittal and any certificates evidencing Existing Notes tendered pursuant to the Offer should be sent only to the Exchange Agent, and not to us.

The proper completion, execution and delivery of the Letter of Transmittal and Consent by a Holder (or authorized proxy holder) with respect to Existing Notes will constitute the delivery of a Consent by such Holder (or authorized proxy holder) to the Proposed Amendments and Waiver with respect to all of the Existing Notes tendered by such Holder (or authorized proxy holder).

If Existing Notes are to be tendered by any person other than the person in whose name the Existing Notes are registered, the Existing Notes must be endorsed or accompanied by an appropriate written instrument or instruments of transfer executed exactly as the name or names of the Holder or Holders appear on the Existing Notes, with the signature(s) on the Existing Notes or instruments of transfer guaranteed as provided below, and a Letter of Transmittal and Consent must be executed and delivered either by the Holder or Holders, or by the tendering person pursuant to a valid proxy signed by the Holder or Holders (such person, an “authorized proxy holder”), which signature must, in either case, be guaranteed as provided below, since only Holders or their proxies are entitled to deliver Consents to the Proposed Amendments and Waiver.

Tender of Existing Notes Held Through a Custodian.

Any beneficial owner whose Existing Notes are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender Existing Notes (and thereby deliver a Consent) should contact such Holder promptly and instruct such Holder to tender Existing Notes (and thereby deliver a Consent) on such beneficial owner’s behalf.

Book-Entry Transfer

The Exchange Agent has or will establish an account with respect to the Existing Notes at DTC for purposes of this Offer, and any financial institution that is a participant in the DTC system and whose name appears on a security position listing as the record owner of the Existing Notes may make book-entry delivery of Existing Notes by causing DTC to transfer the Existing Notes into the Exchange Agent’s account at DTC in accordance with DTC’s procedure for transfer. Although delivery of Existing Notes may be effected through book-entry transfer into the Exchange Agent’s account at DTC, either an Agent’s Message or a Letter of Transmittal and Consent (or a facsimile thereof) properly completed and duly executed, along with any required signature guarantees and any other required documents, must be transmitted to and received by the Exchange Agent at one of the addresses set forth on the back cover of this Offering Circular prior to the Offer Expiration Date.

Tender of Existing Notes Through ATOP

In lieu of physically completing and signing the Letter of Transmittal and Consent and delivering it to the Exchange Agent, DTC participants may electronically transmit their acceptance of the Offer and their Consent to the Proposed Amendments and Waiver through DTC’s Automated Tender Offer Program (“ATOP”), for which the transaction will be eligible. In accordance with ATOP procedures, DTC will then verify the acceptance of the Offer and send an Agent’s Message (as hereinafter defined) to the Exchange Agent for its acceptance.

An “Agent’s Message” is a message transmitted by DTC, received by the Exchange Agent and forming part of the Book-Entry Confirmation, which states that DTC has received an express acknowledgement from you that you have received the Offer Documents and agree to be bound by the terms of the Letter of Transmittal and Consent, and that we may enforce such agreement against you, and that you have agreed to consent to the Proposed Amendments and Waiver.

If a Holder transmits its acceptance through ATOP, delivery of such tendered Existing Notes must be made to the Exchange Agent (either physically or pursuant to the book-entry delivery procedures set forth herein). Unless such Holder delivers (either physically or by book-entry delivery) the Existing Notes being tendered to the Exchange Agent, we may, at our option, treat such tender as defective for purposes of delivery of Consents, acceptance for exchange and the right to receive New Notes and cash. Delivery of documents to DTC (physically or by electronic means) does not constitute delivery to the Exchange Agent. If you desire to tender your Existing Notes on the day on which the Consent Expiration Date or the Offer Expiration Date occurs, you must allow sufficient time for completion of the ATOP procedures during the normal business hours of DTC on such date.

There are no guaranteed delivery procedures provided for by the Company in conjunction with the Offer or under any of the Offer Documents or other Offer materials provided with therewith. Holders must timely tender their Existing Notes in accordance with the procedures set forth in the Offer Documents.

Effect of Letter of Transmittal and Consent

Subject to and effective upon the acceptance for exchange of and exchange of Existing Notes tendered thereby, by executing and delivering a Letter of Transmittal and Consent, you (1) irrevocably sell, assign and transfer to or upon the order of us all right, title and interest in and to all the Existing Notes tendered thereby and (2) irrevocably appoint the Exchange Agent as your true and lawful agent and attorney-in-fact (with full knowledge that the Exchange Agent also acts as our agent with respect to the tendered Existing Notes, with full power coupled with an interest) to:

•
deliver certificates representing the Existing Notes, or transfer ownership of the Existing Notes on the account books maintained by DTC, together with all accompanying evidences of transfer and authenticity, to or upon our order;

•	present the Existing Notes for transfer on the relevant security register; and

•
receive all benefits or otherwise exercise all rights of beneficial ownership of the Existing Notes (except that the Exchange Agent will have no rights to or control over, our funds, except as our agent, for the Exchange Consideration and any Consent Payment for any tendered Existing Notes that are exchanged by us), all in accordance with the terms of this Offer and the Consent Solicitation.

Execution and delivery of a Letter of Transmittal and Consent will be deemed to constitute a Consent to the Proposed Amendments and Waiver.

Signature Guarantees

Signatures on all Letters of Transmittal and Consent must be guaranteed by a recognized participant in the Securities Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Program or the Stock Exchange Medallion Program (a “Medallion Signature Guarantor”), unless the Existing Notes tendered thereby are tendered (i) by a Holder of Existing Notes (or by a participant in DTC whose name appears on a security position listing as the owner of such Existing Notes) who has not completed either the box entitled “Special Delivery Instructions” or “Special Payment or Issuance Instructions” on the Letter of Transmittal and Consent or (ii) for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank or trust company having an office or correspondent in the United States (each of the foregoing being referred to as an “Eligible Institution”). If the Existing Notes are registered in the name of a person other than the signer of the Letter of Transmittal and Consent or if Existing Notes not accepted for exchange or not tendered are to be returned to a person other than the Holder, then the signatures on the Letters of Transmittal and Consent accompanying the tendered Existing Notes must be guaranteed by a Medallion Signature Guarantor as described above.

Determination of Validity

All questions as to the validity, form, eligibility (including time of receipt) and acceptance for exchange of any tendered Existing Notes and deliveries of Consents pursuant to any of the procedures described above, and the form and validity (including time of receipt of notices of withdrawal and revocation) of all documents will be determined by us in our sole discretion, which determination will be final and binding (subject, with respect to a Consent and revocation, to any power vested in the Trustee). We reserve the absolute right to reject any or all tenders of any Existing Notes or deliveries of Consents determined by us not to be in proper form, or if the acceptance of or exchange of such Existing Notes or Consents may, in the opinion of our counsel, be unlawful. We also reserve the right to waive any conditions to this Offer and the Consent Solicitation that we are legally permitted to waive.

Your tender will not be deemed to have been validly made until all defects or irregularities in your tender have been cured or waived. All questions as to the form and validity (including time of receipt) of any delivery or revocation of a Consent will be determined by us in our sole discretion, which determination shall be final and binding. Neither we, the Exchange Agent, the Information Agent nor any other person or entity is under any duty to give notification of any defects or irregularities in any tender or withdrawal of any Existing Notes, or any delivery or revocation of Consents, or will incur any liability for failure to give any such notification.

Please send all materials to the Exchange Agent and not to us or the Information Agent.

WITHDRAWAL OF TENDERS AND REVOCATION OF CONSENTS

Consents may be revoked at any time prior to the Consent Date. Existing Notes tendered and not validly withdrawn prior to the Consent Date may not be withdrawn at any time thereafter, and Existing Notes tendered after the Consent Date may not be withdrawn at any time, unless this Offer is terminated without any Existing Notes being exchanged or as required by applicable law. If such a termination occurs, the Existing Notes will be returned to the tendering Holder as promptly as practicable.

Subject to applicable regulations of the Commission, if, for any reason whatsoever, acceptance for exchange of or exchange of any Existing Notes tendered pursuant to this Offer is delayed (whether before or after our acceptance for exchange of Existing Notes) or we extend this Offer or are unable to accept for exchange or exchange the Existing Notes tendered pursuant to this Offer, we may instruct the Exchange Agent to retain tendered Existing Notes, and those Existing Notes may not be withdrawn, except to the extent that you are entitled to the withdrawal rights set forth herein.

If you have tendered Existing Notes and delivered a Consent to the Proposed Amendments and Waiver, you may withdraw those Existing Notes and concurrently revoke those Consents prior to the Consent Date by delivering a written notice of withdrawal or revocation subject to the limitations described herein. To be effective, a written or facsimile transmission notice of withdrawal of a tender or notice of revocation of a Consent to the Proposed Amendments and Waiver or a properly transmitted “Request Message” through DTC’s ATOP system must:

•	be received by the Exchange Agent at one of the addresses specified on the back cover of this Offering Circular prior to the Consent Date;

•	specify the name of the Holder of the Existing Notes to be withdrawn or to which the notice of revocation relates;

•
contain the description of the Existing Notes to be withdrawn or to which the notice of revocation relates, the certificate numbers shown on the particular certificates representing such Existing Notes (or, in the case of Existing Notes tendered by book-entry transfer, the number of the account at DTC from which the Existing Notes were tendered and the name and number of the account at DTC to be credited with the Existing Notes withdrawn) and the aggregate principal amount represented by such Existing Notes; and

•
be signed by the Holder of the Existing Notes in the same manner as the original signature on the Letter of Transmittal and Consent or be accompanied by documents of transfer sufficient to have the Trustee register the transfer of the Existing Notes into the name of the person withdrawing the Existing Notes or revoking a Consent.

If the Existing Notes to be withdrawn have been delivered or otherwise identified to the Exchange Agent, a signed notice of withdrawal is effective immediately upon receipt by the Exchange Agent of written or facsimile transmission of the notice of withdrawal (or receipt of a Request Message) even if physical release is not yet effected. A withdrawal of Existing Notes or a revocation of a Consent can only be accomplished in accordance with the foregoing procedures.

A valid withdrawal of Existing Notes prior to the Consent Date (without a concurrent valid revocation of a Consent) will render the applicable Consent to the Proposed Amendments and Waiver defective, and a valid revocation of a Consent prior to the Consent Date (without a concurrent valid withdrawal of Existing Notes) will render the tender of Existing Notes defective. If such a withdrawal or revocation occurs, we will have the right, which may be waived, to reject the defective tender of Existing Notes or such defective Consent, as the case may be, as invalid and ineffective. If we waive our rights to reject a defective tender of Existing Notes or a defective Consent, subject to the other terms and conditions set forth in the Offer Documents, you will be entitled to the Exchange Consideration and, if tendered prior to the Consent Expiration Date, the Consent Payment.

Prior to the delivery by the Exchange Agent of Consents to the Trustee, we intend to consult with the Exchange Agent to determine whether the Exchange Agent has received any revocations of Consents, whether such revocations are valid and whether we have received the Requisite Consents to effect the Supplemental Indenture. We reserve the right to contest the validity of any revocations. A purported notice of revocation that is not received by the Exchange Agent in a timely fashion will not be effective to revoke a Consent previously given. Any Existing Notes that have been tendered but are not exchanged will be returned to you without cost to you as soon as practicable following the Offer Expiration Date.

If you withdraw Existing Notes, you will have the right to re-tender them prior to the Offer Expiration Date in accordance with the procedures described above for tendering outstanding Existing Notes.

If the Company amends or modifies the terms of the Offer or the Consent Solicitation or the information concerning the Offer or the Consent Solicitation in a manner determined by the Company to constitute a material change to the Holders, the Company will disseminate additional Offer and Consent Solicitation materials and extend the period of such Offer or, if applicable, the Consent Solicitation, including any withdrawal or revocation rights, to the extent required by law and as the Company determines necessary. An extension of the Consent Expiration Date or Offer Expiration Date will not affect a Holder’s withdrawal or revocation rights, unless otherwise provided or as required by applicable law.

CONDITIONS OF THIS OFFER AND THE CONSENT SOLICITATION

Notwithstanding any other provisions of this Offer and the Consent Solicitation, we will not be required to accept for exchange or to exchange Existing Notes validly tendered (and not validly withdrawn) pursuant to this Offer, and may terminate, amend or extend this Offer or the Consent Solicitation or delay or refrain from accepting for exchange, or exchanging, the Existing Notes or transferring any Exchange Consideration or Consent Payment or from delivering Consents to the Trustee, if any of the following shall occur:

•	we have not received the Requisite Consents;

•
the Supplemental Indenture providing for the Proposed Amendments and Waiver to the Indenture which has been executed by us and the Guarantors shall have been submitted to the Trustee for execution and not executed;

•
the indenture governing the New Notes has not been duly qualified pursuant to the provisions of Trust Indenture Act of 1939, as amended, and the regulations promulgated thereunder (such qualification, the “New Indenture Qualification Condition”);

•	the Financing Condition has not been satisfied;

•
any order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, issued, promulgated or enforced by any court or governmental authority that prohibits or materially restricts the consummation of this Offer or the Consent Solicitation;

•
there shall be instituted or pending any action, proceeding, application, claim or counterclaim by any government or governmental authority or agency, domestic or foreign, or by any other person, domestic or foreign, before any court or governmental regulatory or administrative agency, authority or tribunal, domestic or foreign, that, in our reasonable judgment, following the receipt of advice of counsel, would:

(1)	prohibit, or make illegal the execution and delivery, the validity or the effectiveness (or operativeness) of the Proposed Amendments, taken as a whole, or the Waiver,

(2)	impose or confirm material limitations on the scope, validity or effectiveness of the Consents solicited or the Proposed Amendments, taken as a whole, or the Waiver, or

(3)
make the solicitation of Consents or the acceptance for exchange of, or exchange of, some or all of any issues of Existing Notes representing a majority in aggregate principal amount of the Existing Notes pursuant to this Offer illegal, or result in a material delay in our ability to obtain from the Holders of a majority in aggregate principal amount of the Existing Notes or to deliver to the Trustee valid and effective Consents or to accept for exchange or exchange such amount of the Existing Notes;

•
there exists, in our reasonable judgment, any actual or threatened legal impediment to the acceptance for exchange of, or exchange of, a majority in aggregate principal amount of the Existing Notes or to the scope, validity or effectiveness of the Consents solicited hereby;

•
the Trustee shall object in any respect to, or take any action that would, in our reasonable judgment, adversely affect, the solicitation of the Requisite Consents or our ability to obtain or deliver the Requisite Consents or to effect any of the Proposed Amendments or the Waiver, or take any action that challenges the validity or effectiveness of the procedures used by us in soliciting the Consents (including the form thereof); or

•
there shall have occurred or be likely to occur any event affecting our business or financial affairs that, in our reasonable judgment, would prevent or materially restrict or delay consummation of this Offer or the Consent Solicitation.

In addition, our obligation to transfer any Exchange Consideration or Consent Payment is conditioned upon our acceptance of Existing Notes for exchange pursuant to this Offer.

These conditions are for our benefit and may be asserted by us or may be waived by us, including any action or inaction by us giving rise to any condition, or may be waived by us, in whole or in part, at any time and from time to time, in our reasonable discretion. We may additionally terminate this Offer and the Consent Solicitation if any condition is not satisfied on or after the Offer Expiration Date. If any of these events occur, subject to the termination rights described above, we may (i) return tendered Existing Notes to you, (ii) extend this Offer and the Consent Solicitation and retain all tendered Existing Notes until the expiration of the extended Offer and Consent Solicitation, or (iii) amend this Offer and the Consent Solicitation in any respect by giving oral or written notice of such amendment to the Exchange Agent and making public disclosure of such amendment to the extent required by law. Pursuant to the Exchange and Forbearance Agreement, we have agreed to use our reasonable efforts to satisfy the conditions to the Offer.

Other than in connection with the exchange of Existing Notes on the Early Exchange Date as described below, we have not made a decision as to what circumstances would lead us to waive any such condition, and any such waiver would depend on circumstances prevailing at the time of such waiver. Although we have no present plans or arrangements to do so, we reserve the right to amend, at any time, the terms of the Offer or the Consent Solicitation. We will give Holders notice of such amendments as may be required by applicable law.

Subject to the terms and conditions of this Offer and Consent Solicitation, we will accept Existing Notes for exchange at the Early Acceptance Time. In such case, we agree to waive all conditions to the Offer that we are legally permitted to waive (other than a proper tender) for Existing Notes tendered (and not validly withdrawn) on or after the Consent Expiration Date and prior to the Offer Expiration Date.

DESCRIPTION OF THE PROPOSED AMENDMENTS AND WAIVER

Set forth below is a brief description of the Proposed Amendments and Waiver. The following is qualified in its entirety by reference to the proposed form of Supplemental Indenture. A copy of the form of the Supplemental Indenture (which may be modified or supplemented prior to the execution thereof in a manner that would not require additional consents under the Indenture) will be provided upon request to the Information Agent.

Only Holders may consent to the Proposed Amendments and Waiver. Pursuant to the terms of the Indenture, the Proposed Amendments and Waiver require the written consent from Holders of at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any direct or indirect Subsidiary of the Company or any Affiliate of the Company.

Regardless of whether the Proposed Amendments and Waiver become operative, the Existing Notes will continue to be outstanding in accordance with all other terms of the Existing Notes and the Indenture. The changes included in the Proposed Amendments will not alter our obligation to pay the principal or interest on the Existing Notes or alter the stated interest rate, maturity date, conversion, redemption or subordination provisions of the Existing Notes.

If the Requisite Consents are obtained and the Supplemental Indenture becomes effective, non-consenting Holders will be bound by the Proposed Amendments and Waiver once they become operative. The Proposed Amendments and Waiver will become operative upon the Early Exchange Date.

Assuming that we receive the Requisite Consents to the Proposed Amendments and Waiver, that the Supplemental Indenture embodying the Proposed Amendments and Waiver is executed and that the Proposed Amendments and Waiver become effective and operative, the Company will not be subject to substantially all of the restrictive covenants and certain default provisions currently in the Indenture and certain alleged or existing defaults and events of default under the Indenture.

The Proposed Amendments

The proposed amendments (the “Proposed Amendments”) are as follows:

a.	Amend the Indenture to eliminate the following covenants from Article 4 of the Indenture:

(1)	the covenant entitled “Reports” (Section 4.03);

(2)	the covenant entitled “Compliance Certificate” (Section 4.04);

(3)	the covenant entitled “Taxes” (Section 4.05);

(4)	the covenant entitled “Stay, Extension and Usury Laws” (Section 4.06);

(5)	the covenant entitled “Restricted Payments” (Section 4.07);

(6)	the covenant entitled “Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries” (Section 4.08);

(7)	the covenant entitled “Incurrence of Indebtedness and Issuance of Preferred Stock” (Section 4.09);

(8)	the covenant entitled “Asset Sales” (Section 4.10);

(9)	the covenant entitled “Transactions with Affiliates” (Section 4.11);

(10)	the covenant entitled “Corporate Existence” (Section 4.13);

(11)	the covenant entitled “Offer to Repurchase Upon Change of Control” (Section 4.14);

(12)	the covenant entitled “Designation of Restricted and Unrestricted Subsidiaries” (Section 4.16);

(13)	the covenant entitled “Payments for Consent” (Section 4.17);

(14)	the covenant entitled “Business Activities” (Section 4.18);

(15)	the covenant entitled “Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries” (Section 4.19); and

(16)	the covenant entitled “Additional Note Guarantees” (Section 4.20).

b.
Amend the Indenture to eliminate Sections 5.01 and 5.02 entitled “Merger, Consolidation, or Sale of Assets” and “Successor Corporation Substituted,” respectively, and subsections (v) and (vi) of Section 6.01 relating to “Events of Default.”

c.	Amend the Indenture to modify certain other sections of the Indenture to conform to the foregoing changes.

Notwithstanding anything herein to the contrary, in the event that we obtain Consents from holders of at least 75 % in principal amount of the Existing Notes, Proposed Amendments shall also include elimination of the following covenants (the “Proposed Additional Amendments”):

(1)	the covenant entitled “Liens” (Section 4.12); and

(2)	the covenant entitled “Limitation on Senior Subordinated Debt” (Section 4.15).

We expect that the Company, the Guarantors and the Trustee will execute the Supplemental Indenture on or promptly after the receipt of the Requisite Consents. If the Consent Solicitation is terminated or withdrawn or the Consent Solicitation is not so consummated, the Proposed Amendments will have no effect on the Indenture, the Existing Notes or the Holders.

The Waiver

The Supplemental Indenture includes a waiver (the “Waiver”) of (i) any Alleged Default and (ii) any and all rights to take certain actions under any other debt agreement or instrument of the Company.

If the Consent Solicitation is terminated or withdrawn or the Consent Solicitation is not so consummated, the Waiver will have no effect on the Indenture, the Existing Notes or the Holders.

Consequences to Non-Consenting Holders

On the Early Exchange Date, non-consenting Holders will be bound by the Proposed Amendments and Waiver.

The Proposed Amendments and Waiver constitute a single proposal and tendering and consenting Holders must consent to the Proposed Amendments and Waiver as an entirety and may not consent selectively with respect to the Proposed Amendments and Waiver. Pursuant to the terms of the Indenture, Holders must validly deliver (and not validly revoke) Consents in respect of at least a majority in aggregate principal amount of the Existing Notes outstanding and not owned by the Company, any direct or indirect Subsidiary of the Company or any Affiliate of the Company in order to approve the Proposed Amendments and Waiver.

INFORMATION AGENT

The Company has retained Global Bondholder Services Corporation to act as Information Agent (the “Information Agent”). Requests for assistance in completing and delivering the Letter of Transmittal and Consent or for additional copies of the Offer Documents may be directed to the Information Agent at its address and telephone numbers set forth on the back cover of this Offering Circular.

FEES AND EXPENSES

The Company will pay the Exchange Agent and the Information Agent reasonable and customary fees for their respective services in connection with the Offer and the Consent Solicitation and will reimburse them for their respective reasonable out-of-pocket expenses in connection therewith. The Company will also pay banks, trust companies, securities dealers, nominees, custodians and fiduciaries for their reasonable out-of-pocket expenses in forwarding Letters of Transmittal and Consent and other materials to beneficial owners of Existing Notes.

CERTAIN U.S. FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain of the U.S. federal income tax consequences of the exchange of New Notes for Existing Notes by a holder of Existing Notes pursuant to the Offer. This summary is based upon existing U.S. federal income tax law, which is subject to change, possibly with retroactive effect. This summary does not discuss all aspects of U.S. federal income taxation which may be important to particular holders of Existing Notes in light of their individual investment circumstances, such as holders subject to special tax rules (e.g., banks and other financial institutions, insurance companies, broker-dealers, and tax-exempt organizations (including foreign private foundations), or to persons that have held the Existing Notes or that will hold the New Notes as a part of a straddle, hedge, conversion, or synthetic security transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ significantly from those summarized below. This summary does not consider the U.S. federal income tax consequences to a holder of Existing Notes that is a partnership or an entity that is treated as a partnership for U.S. federal income tax purposes. The tax treatment of a partner in a partnership that participates in the Offer and owns and disposes of New Notes will generally depend upon the status of the partner and the activities of the partnership. In addition, this summary does not discuss any state, local, or non-U.S. tax considerations and, in the case of a Non-U.S. Holder (as defined below), this summary does not discuss any U.S. federal income tax consequences for a Non-U.S. Holder that is engaged in the conduct of a U.S. trade or business or an individual Non-U.S. Holder who is in the United States for 183 days or more during any taxable year. This summary is written for holders of Existing Notes that hold the Existing Notes, and that will hold the New Notes, as “capital assets” (generally, property held for investment) under the United States Internal Revenue Code of 1986, as amended (the “Code”). Each holder of Existing Notes is urged to consult its tax advisor regarding the U.S. federal income tax consequences of exchanging the Existing Notes for the New Notes pursuant to the Offer, as well as the application and effect of any state, local, or non-U.S. tax laws.

As used herein, a “U.S. Holder” is a beneficial owner of Notes that is, for U.S. federal income tax purposes, a “United States person,” that is:

an individual who is a citizen or resident of the United States,

a corporation or other entity taxable as a corporation, created in or organized under the law of the United States, any state thereof or the District of Columbia,

an estate that is subject to U.S. federal income taxation without regard to the source of its income or a trust (a) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons who have the authority to control all substantial decisions of the trust or (b) that has elected to be subject to U.S. federal income tax.

Further, a “Non-U.S. Holder” means a beneficial owner of Existing Notes that is not a U.S. Holder and not a partnership or entity treated as a partnership for U.S. federal income tax purposes.

TO ENSURE COMPLIANCE WITH TREASURY DEPARTMENT CIRCULAR 230, HOLDERS OF EXISTING NOTES ARE HEREBY NOTIFIED THAT: (A) ANY DISCUSSION OF U.S. FEDERAL INCOME TAX ISSUES IN THIS OFFERING CIRCULAR IS NOT INTENDED OR WRITTEN BY US TO BE RELIED UPON, AND CANNOT BE RELIED UPON, BY HOLDERS OF EXISTING NOTES FOR THE PURPOSE OF AVOIDING PENALTIES THAT MAY BE IMPOSED ON HOLDERS OF EXISTING NOTES UNDER THE CODE; (B) SUCH DISCUSSION IS INCLUDED HEREIN BY US IN CONNECTION WITH OUR PROMOTION OR MARKETING (WITHIN THE MEANING OF CIRCULAR 230) OF THE NEW NOTES; AND (C) HOLDERS OF EXISTING NOTES SHOULD SEEK ADVICE BASED ON THEIR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Characterization of New Notes

Under the indentures governing the New Notes, we will agree, and by acceptance of the New Notes pursuant to the Offer, each holder of Existing Notes will be deemed to have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat the New Notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”), and to be bound by our application of the CPDI Regulations to the New Notes, including our determination of the rate at which interest will be deemed to accrue on the New Notes and the related “projected payment schedule,” as hereinafter discussed. Such agreement, however, is not binding on the Internal Revenue Service (the “IRS”), and there can be no assurance that the IRS would not successfully assert that the New Notes constitute equity for U.S. federal income tax purposes, or constitute debt instruments subject to the Treasury regulations governing alternative payment schedules (the “alternative payment schedule regulations”). The remainder of this discussion assumes that the New Notes are treated as indebtedness for U.S. federal income tax purposes and are governed by the CPDI Regulations.

No authority directly addresses the treatment of all aspects of the New Notes for U.S. Federal income tax purposes. In addition, no rulings are expected to be sought from the Service with respect to any of the U. S. federal income tax consequences described below. A different treatment of the New Notes for U.S. Federal income tax purposes could significantly alter the amount, timing, character, and treatment of income, gain, or loss recognized in respect of the New Notes from that which is described below and could require a U.S. Holder to accrue interest income at a rate different from the “comparable yield” rate described below.

U.S. Holders

U.S. Holders Participating in the Exchange

We intend to treat the Consent Payment as a payment made in return for a U.S. Holder’s delivery of the Requisite Consents. Under this treatment, the receipt of the Consent Payment would not be treated as part of the consideration received in the Exchange, as described below, but would instead be treated as ordinary income to the U.S. Holder in an amount equal to the fair market value of the New Notes received. The U.S. Holder would then have a basis in its New Notes equal to their fair market value. If this treatment did not apply, then the Consent Payment would be treated as additional consideration received by a U.S. Holder in the Exchange, as described below.

The exchange of New Notes for Existing Notes will be treated as an “exchange” for U.S. federal income tax purposes. In the exchange, U.S. Holders will not recognize any gain or loss, provided that the exchange constitutes a recapitalization, which turns upon whether the both the New Notes and the Existing Notes are treated as “securities” for U.S. federal income tax purposes.

If both the New Notes and the Existing Notes are treated as securities, then the exchange will constitute a tax-free recapitalization, in which (i) the U.S. Holder will not recognize any gain or loss, (ii) the U.S. Holder’s tax basis in each New Note will equal the U.S. Holder’s adjusted tax basis in the corresponding Existing Note, and (iii) the exchanging U.S. Holder’s holding period for the New Note will include the holding period for the corresponding Existing Note. If the U.S. Holder holds the Existing Notes with accrued market discount not previously included in income, then the amount of such market discount will not be recognized as a result of such U.S. Holder’s participation in the Exchange, but may be subject to tax as ordinary income upon a sale or other taxable disposition of the New Notes. A U.S. Holder who, immediately after the Exchange, has a tax basis in the New Notes that differs from the issue price of such New Notes should consult its tax advisor regarding the potential application of the U.S. federal income tax regulations governing bond premium and acquisition premium.

If either the New Notes or the Existing Notes are not treated as securities for U.S. federal income tax purposes, the exchange will be a taxable transaction for U.S. federal income tax purposes. In such case, each U.S. Holder will recognize capital gain (except to the extent of any accrued market discount on the Existing Notes not previously included in income by the U.S. Holder, which will be treated as ordinary income) or loss equal to the difference between the issue price of the New Notes and the U.S. Holder’s adjusted tax basis in the Existing Notes. For this purpose, the issue price of the New Notes will equal their fair market value if they are considered to be “publicly traded” for U.S. federal income tax purposes, and if the New Notes are not considered to be publicly traded, then the issue price of the New Notes will be the fair market value of the Existing Notes. If neither the Existing Notes nor the New Notes are considered to be publicly traded, then the issue price of the New Notes would be their principal amount. Any such gain or loss will be long-term if the Existing Notes have been held for more than one year by the U.S. Holder at the time of the Exchange. The deductibility of capital loss is subject to limitations. The holding period of the New Notes will begin the day after the exchange, and each U.S. Holder’s tax basis in the New Notes generally will equal the issue price of the New Notes.

Each U.S. Holder is urged to consult its tax advisor with respect to the U.S. federal income tax consequences of the exchange of the Existing Notes for New Notes, including whether the New Notes and the Existing Notes constitute securities for U.S. federal income tax purposes.

U.S. Holders Who Do Not to Participate in the Exchange

U.S. Holders who do not to participate in the Exchange should not recognize any gain or loss for U.S. federal income tax purposes, and should continue to have the same tax basis and holding period in their Existing Notes as such U.S. Holders had immediately prior to the Exchange.

Interest Income on the New Notes

Under the CPDI Regulations, a U.S. Holder will generally be required to accrue interest income on the New Notes on a constant yield to maturity basis based on the adjusted issue price (as defined above under “-- U.S. Holders Participating in the Exchange) of the New Notes and the comparable yield (as defined below), regardless of whether the U.S. Holder uses the cash or accrual method of tax accounting. Accordingly, a U.S. Holder will be required to include interest in taxable income in each year at a rate that may be either greater or less than the amount of stated interest received by such U.S. Holder in such year. The “adjusted issue price” of a New Note is its issue price increased by any interest income previously accrued, determined without regard to any adjustments to interest accruals described below, and decreased by the amount of any noncontingent payments and the projected amount of any contingent payments previously made with respect to the New Notes.

Under the CPDI Regulations, we are required to establish the “comparable yield” for the New Notes. The comparable yield for the New Notes is the annual yield we would incur, as of the initial issue date, on a fixed rate non-convertible debt instrument with no contingent payments, but with terms and conditions otherwise comparable to those of the New Notes. Accordingly, we have determined the comparable yield to be 12.36%, compounded semi-annually.

We are required to provide to U.S. Holders, solely for U.S. federal income tax purposes, a schedule of the projected amounts of payments on the New Notes. This schedule must produce the comparable yield. U.S. Holders may obtain the projected payment schedule by submitting a written request for it to us at the address set forth under “Where You Can Find More Information.”

The comparable yield and the projected payment schedule are not determined for any purpose other than for the determination of a U.S. Holder’s interest accruals and adjustments thereof in respect of the New Notes for U.S. Federal income tax purposes and do not constitute a projection or representation regarding the actual amounts payable to U.S. Holders of the New Notes.

Adjustments to Interest Accruals on the New Notes

If a U.S. Holder receives actual payments with respect to the New Notes in a tax year that in the aggregate exceed the total amount of projected payments for that tax year, the U.S. Holder will have a “net positive adjustment” equal to the amount of such excess. The U.S. Holder will be required to treat the “net positive adjustment” as additional interest income for the tax year.

If a U.S. Holder receives actual payments with respect to the New Notes in a tax year that in the aggregate are less than the amount of the projected payments for that tax year, the U.S. Holder will have a “net negative adjustment” equal to the amount of such deficit. This adjustment will (a) reduce the U.S. Holder’s interest income on the New Notes for that tax year, and (b) to the extent of any excess after the application of (a), give rise to an ordinary loss to the extent of the U.S. Holder’s interest income on the New Notes during prior tax years, reduced to the extent such interest income was offset by prior net negative adjustments. Any negative adjustment in excess of the amounts described in (a) and (b) will be carried forward to offset future interest income in respect of the New Notes or to reduce the amount realized upon a sale, exchange, redemption, or other disposition of the New Notes.

Sale, Exchange, Redemption or Other Disposition of the New Notes

Upon a sale, exchange, redemption or other disposition of a New Note, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between the amount realized on the disposition and the U.S. Holder’s adjusted tax basis in the New Note (as described above). The amount of gain or loss on a sale, exchange, redemption, or other disposition of a New Note will be equal to the difference between (a) the amount of cash plus the fair market value of any other property received by the U.S. Holder, reduced by any negative adjustment carryforward as described above, and (b) the U.S. Holder’s adjusted tax basis in the New Notes. A U.S. Holder’s adjusted tax basis in a New Note on any date will generally be equal to the U.S. Holder’s original basis in the New Note (determined as described above under “—U.S. Holders Participating in the Exchange”, increased by any interest income previously accrued by the U.S. Holder under the CPDI Regulations as described above (determined without regard to any adjustments as described above), and decreased by the projected amount of any contingent payments, as described above, scheduled to be made on the New Notes to the U.S. Holder through such date (without regard to the actual amount paid).

Gain recognized upon a sale, exchange, redemption, or other disposition of a New Note will generally be treated as ordinary interest income. Any loss recognized upon a sale, exchange, redemption, or other disposition of a New Note will be treated as an ordinary loss to the extent of the excess of previous interest inclusions over the total net negative adjustments previously taken into account as ordinary loss, and, thereafter, as capital loss (which will be long-term if the U.S. Holder’s holding period in the New Note is more than one year at the time of disposition. The deductibility of capital losses is subject to limitations.

Non-U.S. Holders

Tax Treatment of the Exchange

A Non-U.S. Holder will not be subject to any U.S. federal income, withholding, or backup withholding tax as a result of the Exchange, except that an amount equal to the Consent Payment may be subject to U.S. withholding tax at a rate of 30% (subject to reduction by an applicable tax treaty). Non-U.S. Holders should consult their tax advisors to determine the taxability of the Consent Payment.

 Interest Income on the New Notes

Subject to the discussion set forth below regarding the additional amounts that we will be required to pay if our Fixed Charge Coverage Ratio exceeds 2:1, accrued OID (as described above under the subheading “Interest Income on the New Notes”) paid by us in cash to a Non-U.S. Holder should not be subject to U.S. federal income, withholding, or backup withholding tax provided that (A) the Non-U.S. Holder (i) does not actually or constructively own 10% or more of the total combined voting power of all classes of our stock entitled to vote, (ii) is not a controlled foreign corporation that is related to us actually or constructively through stock ownership and (iii) is not a bank described in section 881(c)(3)(A) of the Code, and (B) the requirements of section 871(h) or 881(c) of the Code are satisfied as described below under the heading “Owner Statement Requirement.” Any accrued OID (as described above under the subheading “Interest Income on the New Notes”) paid by us in cash will be subject to 30% U.S. federal withholding tax, unless the Non-U.S. Holder qualifies for an exemption from such tax or a lower tax rate under an applicable treaty, if either (A) we are required to pay such OID because our Fixed Charge Coverage Ratio exceeds 2:1 or (B)the conditions described in the previous sentence are not met.

Sale, Exchange, Redemption, or Other Disposition of the New Notes

A Non-U.S. Holder will not be subject to U.S. federal income tax on gain recognized on a sale, exchange, redemption, or other disposition of a New Note (except to the extent of any withholding tax that may be imposed on the payment of cash attributable to accrued OID, as described in the immediately preceding paragraph).

Owner Statement Requirement

Sections 871(h) and 881(c) of the Code require that either (i) the beneficial owner of Existing Notes or (ii) a securities clearing organization, bank or other financial institution that holds customers’ securities in the ordinary course of its trade or business (a “Financial Institution”), and that holds a note on behalf of such owner, file a statement with us or our agent to the effect that the beneficial owner is not a United States person in order to avoid withholding of U.S. federal income tax. This requirement will be satisfied if we or our agent receive (i) a statement (an “Owner’s Statement”) from the beneficial owner certifying under penalties of perjury that such owner is not a United States person and that provides such owner’s name and address (which statement may be made on the applicable IRS Form W-8BEN) or (ii) a statement from the Financial Institution holding the New Note on behalf of the beneficial owner in which the Financial Institution certifies, under penalties of perjury, that it has received an Owner’s Statement from such beneficial owner and complies with other procedural requirements related thereto. The beneficial owner must promptly inform us or our agent (or, in the case of a statement described in clause (ii) of the immediately preceding sentence, the Financial Institution) of any change in the information on the Owner’s Statement.

DESCRIPTION OF CERTAIN OTHER INDEBTEDNESS

Senior Debt

As part of the planned refinancing, we currently have a commitment from Goldman Sachs Credit Partners L.P. and Banc of America Bridge LLC, and Goldman Sachs Credit Partners L.P. and Banc of America Securities LLC, acting as joint lead arrangers and joint bookrunners, to provide us with a new senior secured credit facility (including a synthetic letter of credit facility) of $1.6 billion, which would replace the facility existing under the Credit Agreement. We expect that the Proposed New Credit Facility will be guaranteed by the Company’s domestic subsidiaries and secured by substantially all of the assets of the borrowers and guarantors thereunder. We will not be able to borrow under the Proposed New Credit Facility until definitive documentation is negotiated and executed and the conditions to lending specified therein have been satisfied or waived. The entering into of the Proposed New Credit Facility is a condition to the completion of the Offer.

Senior Subordinated Debt

The Company, as issuer, has outstanding, as of the date of this Offering Circular, $700 million aggregate principal amount of 7 3/8% Senior Subordinated Notes due 2015. Interest on the 2005 Notes is payable semi-annually. The 2005 Notes rank pari passu in right of payment to the Existing Notes and will rank pari passu in right of payment with the New Notes.

DESCRIPTION OF NEW NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” Other defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the New Indenture (as hereinafter defined). In this description, the word “Company” refers only to Spectrum Brands, Inc. and not to any of its subsidiaries and “the Notes” refers to the New Notes.  The word “Indenture” as used herein refers to the indenture pursuant to which the Existing Notes were issued.
The Company will issue the new notes under an indenture among itself, the Guarantors and Wells Fargo Bank, N.A., as trustee (the “New Indenture”). A copy of the New Indenture was filed with the Commission on March 9, 2007 as Exhibit 99.T3C to the Form T-3 Application for Qualification of Indentures Under the Trust Indenture Act of 1939, as amended on the date of this Offering Circular and Consent Solicitation Statement. The terms of the Notes include those stated in the New Indenture and those made part of the New Indenture by reference to the Trust Indenture Act of 1939, as amended.

The following description is a summary of the material provisions of the New Indenture. It does not restate that agreement in its entirety. We urge you to read the New Indenture in its entirety because it, and not this description, defines your rights as holders of the notes. Anyone who receives this Offering Circular and Consent Solicitation Statement may obtain a copy of the indenture without charge by writing to the Information Agent.

Brief Description of the Notes

The Notes:
•   are general unsecured obligations of the Company;

•   are subordinated in right of payment to all existing and any future Senior Debt of the Company, including the Indebtedness of the Company under the Credit Agreement;

•   are pari passu in right of payment with all existing and any future senior subordinated Indebtedness of the Company;

•   are senior in right of payment to all existing and any future subordinated Indebtedness of the Company;

•   are guaranteed by the Guarantors as described under “—Note Guarantees;” and

•   are effectively subordinated to any existing and future Indebtedness and other liabilities of the Company’s Subsidiaries that are not guaranteeing the Notes.

As of the date of the Offering Circular and Consent Solicitation Statement, we expect that all of our subsidiaries will be “Restricted Subsidiaries” under the New Indenture. However, under the circumstances described below under the subheading “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” we will be permitted to designate certain of our subsidiaries as “Unrestricted Subsidiaries.” Any Unrestricted Subsidiaries will not be subject to any of the restrictive covenants in the New Indenture and will not guarantee the Notes.

Principal, Maturity and Interest

The New Indenture provides for the issuance by the Company of Notes in an aggregate principal amount of up to $350.0 million plus any additional principal amount of Notes which may be issued in connection with any PIK Payment (as hereinafter defined) (such Notes, “Additional Notes”). The Notes and any Additional Notes subsequently issued under the Indenture would be treated as a single class for all purposes under the Indenture, including, without limitation, waivers, amendments, redemptions and offers to purchase and, unless otherwise stated, are referred to collectively herein as “Notes”. The Company will issue Notes in denominations of $1.00 or integral multiples of $1.00. The Notes will mature on October 2, 2013.

The Company will, at its option, pay interest on the Notes (1) entirely in cash (“Cash Interest”) or (2) subject to the Minimum Equity Condition (as hereinafter defined), entirely by increasing the principal amount of the outstanding Notes (“PIK Interest”). Interest will accrue on the Notes at the applicable rates found on Annex A hereto (such rate, the “Cash Interest Rate” or the “PIK Interest Rate” as applicable). To elect the form of interest payment with respect to each Interest Period (as hereinafter defined), the Company will give the Trustee irrevocable notice of such election on the second Trading Day preceding the first day of the applicable Interest Period (the “Interest Election Date”). The Trustee will promptly deliver a corresponding notice to the Holders. The initial interest payment will be in cash and any interest payments after October 1, 2010 will also be in cash. In the absence of an election for any Interest Period, interest on the Notes will be payable entirely in cash. PIK Interest will be payable by increasing the principal amount of the outstanding Notes by an amount equal to the amount of PIK Interest for the applicable Interest Period (a “PIK Payment”). Following an increase in the principal amount of the outstanding Notes as a result of a PIK Payment, the Notes will accrue interest on such increased principal amount from and after the related Interest Payment Date of such PIK Payment. The Company will not issue Notes in principal amount of less than $1.00. In the event that PIK Interest due to any Holder on an Interest Payment Date is not a round dollar amount, any fractional PIK Interest, if $ 0.50 or more, will be rounded up to the nearest dollar or, if $ 0.49 or less, will be rounded down to the nearest dollar.  In connection with the payment of PIK Interest, the Company is entitled, without the consent of the Holders, to increase the outstanding principal amount of the Global Notes (as defined herein) representing the Notes. References herein and in the New Indenture to the “principal amount” of the Notes include any increase in the principal amount of the outstanding Notes as a result of a PIK Payment. If on any Interest Election Date, the Exchange Act filings for the Company’s most recently completed fiscal quarter to which such filings relate demonstrate that the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters ending on such fiscal quarter is above 2.0 to 1.0, the Company shall notify the Trustee on such Interest Election Date and the applicable interest rate shall be 1% per annum in excess of the Scheduled Rate for the next Interest Period.

“Interest Period” means the period commencing on and including an Interest Payment Date and ending on and including the day immediately preceding the next succeeding Interest Payment Date.

“Market Disruption Event” means the occurrence or existence for more than one continuous half hour period in the aggregate on any scheduled Trading Day for the Company’s common stock of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the New York Stock Exchange or otherwise) in the Company’s common stock or in any options, contracts or future contracts relating to such common stock, and such suspension or limitation occurs or exists at any time before 1:00 p.m. (New York City time) on such day.

“Minimum Equity Condition” means (i) for Interest Periods commencing on April 2, 2007, October 2, 2007, April 2, 2008 and October 2, 2008, the closing price of the common stock of the Company as reported on the New York Stock Exchange for each of the 10 consecutive Trading days prior to the applicable Interest Election Date shall be greater than $3.00, (ii) for Interest Periods commencing on April 2, 2009 and October 2, 2009, the closing price of the common stock of the Company as reported on the New York Stock Exchange for each of the 10 consecutive Trading days prior to the applicable Interest Election Date shall be greater than $4.00, and (iii) for the Interest Period commencing on April 2, 2010, the closing price of the common stock of the Company as reported on the New York Stock Exchange for each of the 10 consecutive Trading days prior to the applicable Interest Election Date shall be greater than $5.00. The closing prices in each case shall be adjusted proportionately upward or downward after the date of initial issuance of the Notes to reflect any stock split, stock dividend or recapitalization which shall increase or decrease the number of shares of Company common stock issued and outstanding.

“Trading Day” means any day on which (i) there is no Market Disruption Event and (ii) the New York Stock Exchange is open for trading, or, if the Company’s common stock is not listed on the New York Stock Exchange, any day on which the principal national securities exchange on which the Company’s common stock is listed is open for trading, or, if the Company’s common stock is not listed on a national securities exchange, any Business Day. A “Trading Day” only includes those days that have a scheduled closing time of 4:00 p.m. (New York City time) or the then standard closing time for regular trading on the relevant exchange or trading system.

Interest on the Notes will be payable semi-annually in arrears on April 2 and October 2, commencing on October 2, 2007. The Company will make each interest payment to the Holders of record on the immediately preceding March 15 and September 15.

Interest on the Notes will accrue from the date that Notes are first issued under the New Indenture, or, if interest has already been paid, from the date it was most recently paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

Methods of Receiving Payments on the Notes

If a Holder has given wire transfer instructions to the Company, the Company will pay all principal, interest (in the event the Company elects to pay interest in cash) and premium, if any, on that Holder’s Notes in accordance with those instructions. All other payments on Notes will be made at the office or agency of the Paying Agent and Registrar unless the Company elects to make interest payments by check mailed to the Holders at their addresses set forth in the register of Holders.

Paying Agent and Registrar for the Notes

The Trustee will initially act as Paying Agent and Registrar. The Company may change the Paying Agent or Registrar without prior notice to the Holders, and the Company or any of its Subsidiaries may act as Paying Agent or Registrar.

Transfer and Exchange

A Holder may transfer or exchange Notes in accordance with the New Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the New Indenture. The Company is not required to transfer or exchange any Note selected for redemption. Also, the Company is not required to transfer or exchange any Note for a period of 15 days before a selection of Notes to be redeemed.

The registered Holder of a Note will be treated as the owner of it for all purposes.

Note Guarantees

The Notes will be guaranteed, jointly and severally, by all of the Domestic Subsidiaries of the Company. Each Note Guarantee:

•   is a general unsecured obligation of the Guarantor;

•   is subordinated in right of payment to all existing and any future Senior Debt of the Guarantor, including the Guarantee by the Guarantor of Indebtedness under the Credit Agreement;

•   is pari passu in right of payment with all existing and any future senior subordinated Indebtedness of the Guarantor; and

•   is senior in right of payment to all existing and any future subordinated Indebtedness of the Guarantor.

Each Note Guarantee will be subordinated to the prior payment in full of all Senior Debt of that Guarantor. The obligations of each Guarantor under its Note Guarantee will be limited as necessary to prevent that Note Guarantee from constituting a fraudulent conveyance under applicable law.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the New Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor, execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

Subordination

The payment of principal, interest and premium, if any, on the Notes will be subordinated to the prior payment in full of all existing and any future Senior Debt of the Company. The Notes will rank pari passu in right of payment with the Company’s 7 3/8% Senior Subordinated Notes due 2015 and any Existing Notes which are not exchanged pursuant to the Offer.

The holders of Senior Debt of the Company will be entitled to receive payment in full of all Obligations due in respect of Senior Debt of the Company (including interest after the commencement of any bankruptcy proceeding at the rate specified in the applicable Senior Debt of the Company) before the Holders of Notes will be entitled to receive any payment with respect to the Notes (except that Holders of Notes may receive and retain Permitted Junior Securities and payments made from the trust described under “—Legal Defeasance and Covenant Defeasance”), in the event of any distribution to creditors of the Company in connection with:

(1) any liquidation or dissolution of the Company;

(2) any bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Company or its property;

(3) any assignment for the benefit of creditors; or

(4) any marshaling of the Company’s assets and liabilities.

The Company also may not make any payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) if:

(1) a payment default on Designated Senior Debt of the Company occurs and is continuing; or

(2) any other default occurs and is continuing on any series of Designated Senior Debt of the Company that permits holders of that series of Designated Senior Debt of the Company to accelerate its maturity and the Trustee receives a notice of such default (a “Payment Blockage Notice”) from the Company or the holders of such Designated Senior Debt (a “nonpayment default”).

Payments on the Notes may and shall be resumed:

(1) in the case of a payment default on Designated Senior Debt of the Company, upon the date on which such default is cured or waived; and

(2) in case of a nonpayment default, the earlier of the date on which such default is cured or waived or 179 days after the date on which the applicable Payment Blockage Notice is received, unless the maturity of such Designated Senior Debt of the Company has been accelerated.

No new Payment Blockage Notice may be delivered unless and until:

(1) 360 days have elapsed since the delivery of the immediately prior Payment Blockage Notice; and

(2) all scheduled payments of principal, interest and premium, if any, on the Notes that have come due have been paid in full in cash.

No nonpayment default that existed or was continuing on the date of delivery of any Payment Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Payment Blockage Notice.

If the Trustee or any Holder of the Notes receives a payment in respect of the Notes (except in Permitted Junior Securities or from the trust described under “—Legal Defeasance and Covenant Defeasance”) when:

(1) the payment is prohibited by these subordination provisions; and

(2) the Trustee or the Holder has actual knowledge that the payment is prohibited;

the Trustee or the Holder, as the case may be, shall hold the payment in trust for the benefit of the holders of Senior Debt of the Company. Upon the proper written request of the holders of Senior Debt of the Company, the Trustee or the Holder, as the case may be, shall deliver the amounts in trust to the holders of Senior Debt of the Company or their proper representative.

The Company must promptly notify holders of its Senior Debt if payment of the Notes is accelerated because of an Event of Default.

As a result of the subordination provisions described above, in the event of a bankruptcy, liquidation or reorganization of the Company, Holders of Notes may recover less ratably than creditors of the Company who are holders of Senior Debt of the Company.

Payments under the Note Guarantee of each Guarantor will be subordinated to the prior payment in full of all Senior Debt of such Guarantor, including Senior Debt of such Guarantor incurred after the date of the New Indenture, on the same basis as provided above with respect to the subordination of payments on the Notes by the Company to the prior payment in full of Senior Debt of the Company. The Note Guarantee of each Guarantor will rank pari passu in right of payment with such Guarantor’s guarantee of the Company’s 7 3/8% Senior Subordinated Notes due 2015 and any Existing Notes which are not exchanged pursuant to the Offer.

“Designated Senior Debt” means:

(1) any Indebtedness outstanding under the Credit Agreement; and

(2) after payment in full of all Obligations under the Credit Agreement, any other Senior Debt permitted under the New Indenture the principal amount of which is $50.0 million or more and that has been designated by the Company as “Designated Senior Debt.”

“Permitted Junior Securities” means:
(1) Equity Interests in the Company or any Guarantor or any other business entity provided for by a plan of reorganization; and

(2) debt securities of the Company or any Guarantor or any other business entity provided for by a plan of reorganization that are subordinated to all Senior Debt and any debt securities issued in exchange for Senior Debt to substantially the same extent as, or to a greater extent than, the Notes and the Note Guarantees are subordinated to Senior Debt under the New Indenture.

“Senior Debt” means:

(1) all Indebtedness of the Company or any Guarantor outstanding under Credit Facilities and all Hedging Obligations with respect thereto;

(2) any other Indebtedness of the Company or any Guarantor permitted to be incurred under the terms of the New Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any Note Guarantee; and

(3) all Obligations with respect to the items listed in the preceding clauses (1) and (2).

Notwithstanding anything to the contrary in the preceding paragraph, Senior Debt will not include:

(1) any liability for federal, state, local or other taxes owed or owing by the Company or any Guarantor;

(2) any Indebtedness of the Company or any Guarantor to any of their Subsidiaries or other Affiliates;

(3) any trade payables;

(4) the portion of any Indebtedness that is incurred in violation of the New Indenture;

(5) any Indebtedness of the Company or any Guarantor that, when incurred, was without recourse to the Company or such Guarantor;

(6) any repurchase, redemption or other obligation in respect of Disqualified Stock;

(7) the 7 3/8% Senior Subordinated Notes due 2015 of the Company; or

(8) the 8 1/2% Senior Subordinated Notes due 2013 of the Company.

Any Indebtedness incurred under the Credit Agreement on the date of the New Indenture which when added to other Indebtedness incurred on the date of the New Indenture under clause (1) of the definition of Permitted Debt are not in excess of $1.6 billion shall be Senior Debt.

Optional Redemption

The Company may redeem all or a part of the Notes upon not less than 30 nor more than 60 days’ notice, at the redemption prices set forth on Annex A hereto (expressed as percentages of principal amount), plus accrued and unpaid interest thereon, to the applicable redemption date.

If less than all of the Notes are to be redeemed at any time, the Trustee will select Notes for redemption as follows:

(1) if the Notes are listed, in compliance with the requirements of the principal national securities exchange on which the Notes are listed; or

(2) if the Notes are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate.

No Notes of less than $1.00 shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If any Note is to be redeemed in part only, the notice of redemption that relates to that Note shall state the portion of the principal amount thereof to be redeemed. A new Note in principal amount equal to the unredeemed portion of the original Note will be issued in the name of the Holder thereof upon cancellation of the original Note. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Notes or portions of them called for redemption.

Mandatory Redemption

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Repurchase at the Option of Holders

Change of Control

If a Change of Control occurs, each Holder of Notes will have the right to require the Company to repurchase all or any part (equal to $1.00 or an integral multiple thereof) of that Holder’s Notes pursuant to a Change of Control Offer on the terms set forth in the New Indenture. In the Change of Control Offer, the Company will offer a Change of Control Payment in cash at a price set forth on Annex A hereto (expressed as percentages of principal amount), plus accrued and unpaid interest thereon, to the date of purchase. Within 30 days following any Change of Control, the Company will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Notes on the Change of Control Payment Date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed, pursuant to the procedures required by the New Indenture and described in such notice. The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of the New Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control provisions of the New Indenture by virtue of such compliance.

On the Change of Control Payment Date, the Company will, to the extent lawful:
(1) accept for payment all Notes or portions thereof properly tendered pursuant to the Change of Control Offer;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions thereof so tendered; and

(3) deliver or cause to be delivered to the Trustee the Notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions thereof being purchased by the Company.

The Paying Agent will promptly mail or wire transfer to each Holder of Notes so tendered the Change of Control Payment for such Notes, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that such new Note will be in a principal amount of $1.00 or an integral multiple thereof.

Prior to complying with any of the provisions of this “Change of Control” covenant, but in any event within 30 days following a Change of Control, the Company will either repay all outstanding Senior Debt or obtain the requisite consents, if any, under all agreements governing outstanding Senior Debt to permit the repurchase of Notes required by this covenant. The Company will publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

The Company’s existing senior credit facility currently prohibits the Company from purchasing any Notes, and also provides that certain change of control events with respect to the Company would constitute a default under these agreements. We expect the Proposed New Credit Facility to contain similar restrictions and provisions. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event a Change of Control occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the New Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the New Indenture would likely restrict payments to the Holders of Notes.

The provisions described above that require the Company to make a Change of Control Offer following a Change of Control will be applicable regardless of whether any other provisions of the New Indenture are applicable. Except as described above with respect to a Change of Control, the New Indenture does not contain provisions that permit the Holders of the Notes to require that the Company repurchase or redeem the Notes in the event of a takeover, recapitalization or similar transaction.

The Company will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the New Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes validly tendered and not withdrawn under such Change of Control Offer.

The definition of Change of Control includes a phrase relating to the direct or indirect sale, lease, transfer, conveyance or other disposition of “all or substantially all” of the properties or assets of the Company and its Subsidiaries taken as a whole. Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, the ability of a Holder of Notes to require the Company to repurchase such Notes as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of the Company and its Subsidiaries taken as a whole to another Person or group may be uncertain.

Asset Sales

The Company will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value of the assets or Equity Interests issued or sold or otherwise disposed of;

(2) such fair market value is determined by the Company’s Board of Directors and evidenced by a resolution of the Board of Directors set forth in an Officers’ Certificate delivered to the Trustee; and

(3) at least 75% of the consideration therefor received by the Company or such Restricted Subsidiary is in the form of cash or Replacement Assets or a combination of both. For purposes of this clause, each of the following shall be deemed to be cash:

(a) any liabilities (as shown on the Company’s or such Restricted Subsidiary’s most recent balance sheet) of the Company or any Restricted Subsidiary (other than contingent liabilities, Indebtedness that is by its terms subordinated to the Notes or any Note Guarantee and liabilities to the extent owed to the Company or any Affiliate of the Company) that are assumed by the transferee of any such assets pursuant to a written novation agreement that releases the Company or such Restricted Subsidiary from further liability; and

(b) any securities, notes or other obligations received by the Company or any such Restricted Subsidiary from such transferee that are converted by the Company or such Restricted Subsidiary into cash (to the extent of the cash received in that conversion) within 90 days of the applicable Asset Sale.

Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company may apply such Net Proceeds at its option:

(1) to repay Senior Debt and, if the Senior Debt repaid is revolving credit Indebtedness, to correspondingly reduce commitments with respect thereto; or

(2) to purchase Replacement Assets or make a capital expenditure in or that is used or useful in a Permitted Business.

Pending the final application of any such Net Proceeds, the Company may temporarily reduce revolving credit borrowings or otherwise invest such Net Proceeds in any manner that is not prohibited by the New Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided in the preceding paragraph will constitute “Excess Proceeds.” Within 10 days after the aggregate amount of Excess Proceeds exceeds $10.0 million, the Company will make an Asset Sale Offer to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes or any Note Guarantee containing provisions similar to those set forth in the New Indenture with respect to offers to purchase with the proceeds of sales of assets, to purchase the maximum principal amount of Notes and such other pari passu Indebtedness that may be purchased out of the Excess Proceeds. The offer price in any Asset Sale Offer will be equal to 100% of the principal amount of the Notes and such other pari passu Indebtedness plus accrued and unpaid interest to the date of purchase, and will be payable in cash. If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use such Excess Proceeds for any purpose not otherwise prohibited by the New Indenture. If the aggregate principal amount of Notes and such other pari passu Indebtedness tendered into such Asset Sale Offer exceeds the amount of Excess Proceeds, the Notes and such other pari passu Indebtedness shall be purchased on a pro rata basis based on the principal amount of Notes and such other pari passu Indebtedness tendered. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with each repurchase of Notes pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sales provisions of the New Indenture, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Asset Sale provisions of the New Indenture by virtue of such compliance.

The Company’s existing senior credit facility currently prohibits the Company from purchasing any Notes, and also provides that certain asset sale events with respect to the Company would constitute a default under these agreements. We expect that the Proposed New Credit Facility will contain similar restrictions and provisions. Any future credit agreements or other agreements relating to Senior Debt to which the Company becomes a party may contain similar restrictions and provisions. In the event an Asset Sale occurs at a time when the Company is prohibited from purchasing Notes, the Company could seek the consent of its senior lenders to the purchase of Notes or could attempt to refinance the borrowings that contain such prohibition. If the Company does not obtain such a consent or repay such borrowings, the Company will remain prohibited from purchasing Notes. In such case, the Company’s failure to purchase tendered Notes would constitute an Event of Default under the New Indenture which would, in turn, constitute a default under such Senior Debt. In such circumstances, the subordination provisions in the New Indenture would likely restrict payments to the Holders of Notes.

Certain Covenants

Restricted Payments

(A) The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly:
(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends, payments or distributions payable in Equity Interests (other than Disqualified Stock) of the Company or to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any Restricted Subsidiary of the Company held by Persons other than the Company or any of its Restricted Subsidiaries, other than the purchase, redemption or acquisition or retirement for value of all of the Equity Interests in VARTA not held by the Company or any of its Restricted Subsidiaries pursuant to, and in accordance with the terms of, the VARTA Joint Venture Agreement as in effect on the date of the New Indenture to the extent the cash purchase price does not exceed €1.0 million;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Notes or the Note Guarantees, except a payment of interest or principal on or after the Stated Maturity thereof; or

(4) make any Restricted Investment (all such payments and other actions set forth in clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the covenant described below under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock;” and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries after the date of the New Indenture (excluding Restricted Payments permitted by clauses (2), (3) (4) (to the extent such dividends are paid to the Company or any of its Restricted Subsidiaries) and (5) of the next succeeding paragraph (B)), is less than the sum, without duplication, of:

(a) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from September 30, 2003 to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(b) 100% of the aggregate net cash proceeds received by the Company since September 30, 2003 as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(c) with respect to Restricted Investments made by the Company and its Restricted Subsidiaries after the date of the New Indenture, an amount equal to the net reduction in Investments (other than reductions in Permitted Investments) in any Person resulting from repayments of loans or advances, or other transfers of assets, in each case to the Company or any Restricted Subsidiary or from the net cash proceeds from the sale of any such Investment (except, in each case, to the extent any such payment or proceeds are included in the calculation of Consolidated Net Income, from the release of any Guarantee (except to the extent any amounts are paid under such Guarantee) or from redesignations of Unrestricted Subsidiaries as Restricted Subsidiaries, not to exceed, in each case, the amount of Investments previously made by the Company or any Restricted Subsidiary in such Person or Unrestricted Subsidiary; plus

(d) $20.0 million.

(B) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions will not prohibit:

(1) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the New Indenture;

(2) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness of the Company or any Guarantor or of any Equity Interests of the Company or any Guarantor in exchange for, or out of the net cash proceeds of a contribution to the common equity of the Company or a substantially concurrent sale (other than to a Subsidiary of the Company) of, Equity Interests of the Company (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (3) (b) of the preceding paragraph (A);

(3) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness of the Company or any Guarantor with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend by a Restricted Subsidiary of the Company to the holders of its common Equity Interests on a pro rata basis;

(5) Investments acquired as a capital contribution to, or in exchange for, or out of the net cash proceeds of a substantially concurrent offering of, Equity Interests (other than Disqualified Stock) of the Company; provided that the amount of any such net cash proceeds that are utilized for any such acquisition or exchange shall be excluded from clause (3) (b) of the preceding paragraph (A);

(6) the repurchase of Capital Stock deemed to occur upon the exercise of options or warrants if such Capital Stock represents all or a portion of the exercise price thereof;

(7) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company held by any employee, former employee, director or former director of the Company (or any of its Restricted Subsidiaries) upon the death, disability or termination of employment of any of the foregoing pursuant to the terms of any employee equity subscription agreement, stock option agreement or similar agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests in any fiscal year shall not exceed the sum of (x) $3.0 million and (y) the amount of Restricted Payments permitted but not made pursuant to this clause (7) in the immediately preceding fiscal year; or

(8) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of any Restricted Subsidiary of the Company from the minority stockholders (or other holders of minority interest, however designated) of such Restricted Subsidiary for fair market value; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests shall not exceed $15.0 million.

The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued to or by the Company or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any assets or securities that are required to be valued pursuant to this covenant shall be determined by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee. Not later than the date of making any Restricted Payment, the Company shall deliver to the Trustee an Officers’ Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by this “Restricted Payments” covenant were computed, together with a copy of any fairness opinion or appraisal required by the New Indenture.

Incurrence of Indebtedness and Issuance of Preferred Stock

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, incur any Indebtedness (including Acquired Debt), and the Company will not permit any of its Restricted Subsidiaries to issue any preferred stock; provided, however, that the Company or any Guarantor of the Company may incur Indebtedness, if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred would have been at least 2.0 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred at the beginning of such four-quarter period.

So long as no Default shall have occurred and be continuing or would be caused thereby, the first paragraph of this covenant will not prohibit the incurrence of any of the following items of Indebtedness (collectively, “Permitted Debt”):

(1) the incurrence by (a) the Company or any Foreign Subsidiary of the Company of Indebtedness under Credit Facilities (and the incurrence by the Guarantors of Guarantees thereof) in an aggregate principal amount at any one time outstanding, without duplication, pursuant to this clause (1) (with letters of credit being deemed to have a principal amount at any one time outstanding equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed $1.6 billion, less the aggregate amount of all Net Proceeds of Asset Sales applied by the Company or any Restricted Subsidiary to permanently repay any such Indebtedness (and, in the case of any revolving credit Indebtedness, to effect a corresponding commitment reduction thereunder) pursuant to the covenant “—Repurchase at the Option of Holders—Asset Sales” provided, that, the aggregate principal amount of Indebtedness of all Foreign Subsidiaries of the Company incurred pursuant to this clause (1) shall not exceed €60.0 million and (b) Foreign Subsidiaries of Guarantees of other Foreign Subsidiaries’ Indebtedness under Credit Facilities;

(2) the incurrence of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes (including any Notes issued as PIK Interest) and the related Note Guarantees to be issued on the date of the New Indenture;

(4) the incurrence by the Company or any Guarantor of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of the Company or such Guarantor, in an aggregate principal amount, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (4), not to exceed $30.0 million at any time outstanding;

(5) the incurrence by the Company or any Restricted Subsidiary of the Company of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness (other than intercompany Indebtedness) that was permitted by the New Indenture to be incurred under the first paragraph of this covenant or clauses (2) (other than Indebtedness incurred in connection with the acquisition of Remington), (3), (4), (5), or (8) of this paragraph;

(6) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness owing to and held by the Company or any of its Restricted Subsidiaries; provided, however, that:

(a) if the Company or any Guarantor is the obligor on such Indebtedness, such Indebtedness must be unsecured and expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Notes, in the case of the Company, or the Note Guarantee, in the case of a Guarantor;

(b) Indebtedness owed to the Company or any Guarantor must be evidenced by an unsubordinated promissory note, unless the obligor under such Indebtedness is the Company or a Guarantor; and

(c) (i) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary thereof and (ii) any sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary thereof, shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (6);

(7) the Guarantee by the Company or any Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of this covenant;

(8) the incurrence by the Company or any Guarantor of additional Indebtedness in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any Indebtedness incurred pursuant to this clause (8), not to exceed $50.0 million;

(9) the incurrence of Indebtedness by the Company or any Restricted Subsidiary of the Company arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of incurrence; and

(10) the incurrence of Indebtedness by a Foreign Subsidiary in an aggregate principal amount for all Foreign Subsidiaries at any one time outstanding pursuant to this clause (10) not to exceed 10% of Consolidated Net Tangible Assets of the Company; provided that after giving effect to the incurrence of any such Indebtedness, the Company would be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant.

For purposes of determining compliance with this “Incurrence of Indebtedness and Issuance of Preferred Stock” covenant, in the event that any proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (10) above, or is entitled to be incurred pursuant to the first paragraph of this covenant, the Company will be permitted to classify at the time of its incurrence such item of Indebtedness in any manner that complies with this covenant. Indebtedness under Credit Facilities outstanding on the date on which Notes are first issued under the New Indenture shall be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. In addition, any Indebtedness originally classified as incurred pursuant to clauses (1) through (10) above may later be reclassified by the Company such that it will be deemed as having been incurred pursuant to another of such clauses to the extent that such reclassified Indebtedness could be incurred pursuant to such new clause at the time of such reclassification.

Notwithstanding any other provision of this “Limitation on Indebtedness” covenant, (a) the maximum amount of Indebtedness that may be Incurred pursuant to this “Limitation on Indebtedness” covenant will not be deemed to be exceeded, with respect to any outstanding Indebtedness due solely to the result of fluctuations in the exchange rates of currencies and (b) Indebtedness incurred under any letters of credit (the amount of such Indebtedness being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder), including letters of credit under the Credit Agreement, that were outstanding on the date of the New Indenture or were first issued thereafter at a time when no Default had occurred and was continuing shall be permitted to be incurred in reliance on the exception provided by clause (8) of the definition of Permitted Debt to the extent the aggregate principal amount of such Indebtedness at any time outstanding does not exceed $50.0 million.

Limitation on Senior Subordinated Debt
The Company will not incur any Indebtedness that is subordinate or junior in right of payment to any Senior Debt of the Company unless it is pari passu or subordinate in right of payment to the Notes to the same extent. No Guarantor will incur any Indebtedness that is subordinate or junior in right of payment to the Senior Debt of such Guarantor unless it is pari passu or subordinate in right of payment to such Guarantor’s Note Guarantee to the same extent.

Liens

The Company will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien of any kind securing Indebtedness (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired, unless all payments due under the New Indenture and the Notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligations are no longer secured by a Lien.

Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions on its Capital Stock (or with respect to any other interest or participation in, or measured by, its profits) to the Company or any of its Restricted Subsidiaries or pay any liabilities owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

However, the preceding restrictions will not apply to encumbrances or restrictions existing under or by reason of or with respect to:

(1) the Credit Agreement, Existing Indebtedness or any other agreements in effect on the date of the Indenture and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those in effect on the date of the Indenture;

(2) applicable law, rule, regulation or order;

(3) any Person or the property or assets of a Person acquired by the Company or any of its Restricted Subsidiaries existing at the time of such acquisition and not incurred in connection with or in contemplation of such acquisition, which encumbrance or restriction is not applicable to any Person or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired and any amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacements or refinancings thereof, provided that the encumbrances and restrictions in any such amendments, modifications, restatements, renewals, extensions, supplements, refundings, replacement or refinancings are no more restrictive, taken as a whole, than those contained in the Credit Agreement, Existing Indebtedness or such other agreements as in effect on the date of the acquisition;

(4) in the case of clause (3) of the first paragraph of this covenant:

(a) provisions that restrict in a customary manner the subletting, assignment or transfer of any property or asset that is a lease, license, conveyance or contract or similar property or asset;

(b) restrictions existing by virtue of any transfer of, agreement to transfer, option or right with respect to, or Lien on, any property or assets of the Company or any Restricted Subsidiary not otherwise prohibited by the New Indenture; or

(c) restrictions arising or agreed to in the ordinary course of business, not relating to any Indebtedness, and that do not, individually or in the aggregate, detract from the value of property or assets of the Company or any Restricted Subsidiary in any manner material to the Company or any Restricted Subsidiary;

(5) provisions with respect to the disposition or distribution of assets or property in joint venture agreements and other similar agreements entered into in the ordinary course of business;

(6) any agreement for the sale or other disposition of all or substantially all of the capital stock of, or property and assets of, a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary pending such sale or other disposition; and

(7) Indebtedness of a Foreign Subsidiary permitted to be incurred under the New Indenture; provided that (a) such encumbrances or restrictions are ordinary and customary with respect to the type of Indebtedness being incurred and (b) such encumbrances or restrictions will not affect the Company’s ability to make principal and interest payments on the Notes, as determined in good faith by the Board of Directors of the Company.

Merger, Consolidation or Sale of Assets

The Company will not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation) or (2) sell, assign, transfer, convey or otherwise dispose of all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person or Persons, unless:
(1) either: (a) the Company is the surviving corporation; or (b) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance or other disposition shall have been made (i) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and (ii) assumes all the obligations of the Company under the Notes and the New Indenture pursuant to agreements reasonably satisfactory to the Trustee;

(2) immediately after giving effect to such transaction no Default or Event of Default exists;

(3) immediately after giving effect to such transaction on a pro forma basis, the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance or other disposition shall have been made, will, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption “—Incurrence of Indebtedness and Issuance of Preferred Stock”; and

(4) each Guarantor, unless such Guarantor is the Person with which the Company has entered into a transaction under this “Consolidation, Merger or Sale of Assets” covenant, shall have by amendment to its Note Guarantee confirmed that its Note Guarantee shall apply to the obligations of the Company or the surviving Person in accordance with the Notes and the New Indenture.

In addition, neither the Company nor any Restricted Subsidiary may, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. Clause (3) above of this “Merger, Consolidation or Sale of Assets” covenant will not apply to any merger, consolidation or sale, assignment, transfer, lease, conveyance or other disposition of assets between or among the Company and any of its Restricted Subsidiaries.

Transactions with Affiliates

The Company will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into, make, amend, renew or extend any transaction, contract, agreement, understanding, loan, advance or Guarantee with, or for the benefit of, any Affiliate (each, an “Affiliate Transaction”), unless:
(1) such Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that would have been obtained in a comparable arm’s-length transaction by the Company or such Restricted Subsidiary with a Person that is not an Affiliate of the Company; and

(2) the Company delivers to the Trustee:

(a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $5.0 million, a resolution of the Board of Directors set forth in an Officers’ Certificate certifying that such Affiliate Transaction or series of related Affiliate Transactions complies with this covenant and that such Affiliate Transaction or series of related Affiliate Transactions has been approved by a majority of the disinterested members of the Board of Directors; and

(b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $15.0 million, an opinion as to the fairness to the Company or such Restricted Subsidiary of such Affiliate Transaction or series of related Affiliate Transactions from a financial point of view issued by an independent accounting, appraisal or investment banking firm of national standing.

The following items shall not be deemed to be Affiliate Transactions and, therefore, will not be subject to the provisions of the prior paragraph:

(1) transactions between or among the Company and/or its Restricted Subsidiaries;

(2) payment of reasonable and customary fees and compensation to, and reasonable and customary indemnification arrangements and similar payments on behalf of, directors of the Company;

(3) Restricted Payments that are permitted by the provisions of the Indenture described above under the caption “—Restricted Payments;”

(4) any sale of Capital Stock (other than Disqualified Stock) of the Company;

(5) loans and advances to officers and employees of the Company or any of its Restricted Subsidiaries for bona fide business purposes in the ordinary course of business consistent with past practice;

(6) any employment, consulting, service or termination agreement, or reasonable and customary indemnification arrangements, entered into by the Company or any of its Restricted Subsidiaries with officers and employees of the Company or any of its Restricted Subsidiaries and the payment of compensation to officers and employees of the Company or any of its Restricted Subsidiaries (including amounts paid pursuant to employee benefit plans, employee stock option or similar plans), in each case in the ordinary course of business and consistent with past practice; and

(7) any agreements or arrangements in effect on the date of the New Indenture, or any amendment, modification, or supplement thereto or any replacement thereof, as long as such agreement or arrangement, as so amended, modified, supplemented or replaced, taken as a whole, is not more disadvantageous to the Company and its Restricted Subsidiaries than the original agreement as in effect on the date of the Indenture, as determined in good faith by the Company’s Board of Directors, and any transactions contemplated by any of the foregoing agreements or arrangements.

Designation of Restricted and Unrestricted Subsidiaries

The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary; provided that:
(1) any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of the Subsidiary being so designated will be deemed to be an incurrence of Indebtedness by the Company or such Restricted Subsidiary (or both, if applicable) at the time of such designation, and such incurrence of Indebtedness would be permitted under the covenant described above under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock;”

(2) the aggregate fair market value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary being so designated (including any Guarantee by the Company or any Restricted Subsidiary of any Indebtedness of such Subsidiary) will be deemed to be a Restricted Investment made as of the time of such designation and that such Investment would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(3) such Subsidiary does not own any Equity Interests of, or hold any Liens on any Property of, the Company or any Restricted Subsidiary;

(4) the Subsidiary being so designated:

(a) is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(b) is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results;

(c) has not Guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries, except to the extent such Guarantee or credit support would be released upon such designation; and

(d) has at least one director on its Board of Directors that is not a director or officer of the Company or any of its Restricted Subsidiaries and has at least one executive officer that is not a director or officer of the Company or any of its Restricted Subsidiaries; and

(5) no Default or Event of Default would be in existence following such designation.

Any designation of a Restricted Subsidiary of the Company as an Unrestricted Subsidiary shall be evidenced to the Trustee by filing with the Trustee a certified copy of the resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions and was permitted by the New Indenture. If, at any time, any Unrestricted Subsidiary would fail to meet any of the preceding requirements described in clause (4) above, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the New Indenture and any Indebtedness, Investments, or Liens on the property, of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness, Investments or Liens are not permitted to be incurred as of such date under the New Indenture, the Company shall be in default under the New Indenture.

The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that:

(1) such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of the Company of any outstanding Indebtedness of such Unrestricted Subsidiary and such designation shall only be permitted if such Indebtedness is permitted under the covenant described under the caption “—Certain Covenants—Incurrence of Indebtedness and Issuance of Preferred Stock,” calculated on a pro forma basis as if such designation had occurred at the beginning of the four-quarter reference period;

(2) all outstanding Investments owned by such Unrestricted Subsidiary will be deemed to be made as of the time of such designation and such Investments shall only be permitted if such Investments would be permitted under the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(3) all Liens upon property or assets of such Unrestricted Subsidiary existing at the time of such designation would be permitted under the caption “—Certain Covenants—Liens;” and

(4) no Default or Event of Default would be in existence following such designation.

Limitation on Issuances and Sales of Equity Interests in Restricted Subsidiaries

The Company will not transfer, convey, sell, lease or otherwise dispose of, and will not permit any of its Restricted Subsidiaries to, issue, transfer, convey, sell, lease or otherwise dispose of any Equity Interests in any Restricted Subsidiary of the Company to any Person (other than the Company or a Restricted Subsidiary of the Company or, if necessary, shares of its Capital Stock constituting directors’ qualifying shares or issuances of shares of Capital Stock of foreign Restricted Subsidiaries to foreign nationals, to the extent required by applicable law), except:
(1) if, immediately after giving effect to such issuance, transfer, conveyance, sale, lease or other disposition, such Restricted Subsidiary would no longer constitute a Restricted Subsidiary and any Investment in such Person remaining after giving effect to such issuance or sale would have been permitted to be made under the “Restricted Payments” covenant if made on the date of such issuance or sale and the cash Net Proceeds from such transfer, conveyance, sale, lease or other disposition are applied in accordance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;” or

(2) other sales of Capital Stock of a Restricted Subsidiary by the Company or a Restricted Subsidiary, provided that the Company or such Restricted Subsidiary complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

Guarantees

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary on or after the date of the New Indenture, then that newly acquired or created Domestic Subsidiary must become a Guarantor and execute a supplemental indenture and deliver an Opinion of Counsel to the Trustee.

The Company will not permit any of its Restricted Subsidiaries, directly or indirectly, to Guarantee or pledge any assets to secure the payment of any other Indebtedness of the Company or any Restricted Subsidiary thereof, other than Foreign Subsidiaries, unless such Restricted Subsidiary is a Guarantor or simultaneously executes and delivers a supplemental indenture providing for the Guarantee of the payment of the Notes by such Restricted Subsidiary, which Guarantee shall be senior to or pari passu with such Subsidiary’s Guarantee of such other Indebtedness unless such other Indebtedness is Senior Debt, in which case the Guarantee of the Notes may be subordinated to the Guarantee of such Senior Debt to the same extent as the Notes are subordinated to such Senior Debt. The form of the Note Guarantee will be attached as an exhibit to the New Indenture.

A Guarantor may not sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person), another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either:

(a) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (if other than the Guarantor) is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia and assumes all the obligations of that Guarantor under the New Indenture and its Note Guarantee pursuant to a supplemental indenture satisfactory to the Trustee; or

(b) such sale or other disposition or consolidation or merger complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales.”

The Note Guarantee of a Guarantor will be released:
(1) in connection with any sale or other disposition of all of the Capital Stock of a Guarantor to a Person that is not (either before or after giving effect to such transaction) an Affiliate of the Company, if the sale of all such Capital Stock of that Guarantor complies with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(2) if the Company properly designates any Restricted Subsidiary that is a Guarantor as an Unrestricted Subsidiary under the New Indenture; or

(3) solely in the case of a Note Guarantee created pursuant to the first paragraph of this covenant, upon the release or discharge of the Guarantee which resulted in the creation of such Note Guarantee pursuant to this covenant “—Certain Covenants—Guarantees,” except a discharge or release by or as a result of payment under such Guarantee.

Payments for Consent

The Company will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the New Indenture or the Notes unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports

Whether or not required by the Commission, so long as any Notes are outstanding, the Company will prepare and furnish to the Holders of Notes, within the time periods specified in the Commission’s rules and regulations:

(1) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if the Company were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and, with respect to the annual information only, a report on the annual financial statements by the Company’s certified independent accountants; and

(2) all current reports that would be required to be filed with the Commission on Form 8-K if the Company were required to file such reports.

In addition, whether or not required by the Commission, the Company will file a copy of all of the information and reports referred to in clauses (1) and (2) above with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, the Company and the Guarantors have agreed that, for so long as any Notes remain outstanding, they will furnish to the Holders and to prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by this covenant shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

Events of Default and Remedies

Each of the following is an Event of Default:

(1) default for 30 days in the payment when due of interest on the Notes whether or not prohibited by the subordination provisions of the New Indenture;

(2) default in payment when due (whether at maturity, upon acceleration, redemption or otherwise) of the principal of, or premium, if any, on the Notes, whether or not prohibited by the subordination provisions of the New Indenture;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions described under the captions “—Repurchase at the Option of Holders—Change of Control,” “—Repurchase at the Option of Holders—Asset Sales” or “—Certain Covenants—Merger, Consolidation or Sale of Assets” or the provisions described in the third paragraph under the caption “—Certain Covenants—Guarantees;”

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice by the Trustee or Holders representing 25% or more of the aggregate principal amount of Notes outstanding to comply with any of the other agreements in the New Indenture;

(5) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is Guaranteed by the Company or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the New Indenture, if that default:

(a) is caused by a failure to make any payment of principal at the final maturity of such Indebtedness (a “Payment Default”);

(b) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final judgments (to the extent such judgments are not paid or covered by insurance provided by a carrier that has acknowledged coverage in writing and has the ability to perform) aggregating in excess of $10.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by the New Indenture, any Note Guarantee shall be held in any judicial proceeding to be unenforceable or invalid or shall cease for any reason to be in full force and effect or any Guarantor, or any Person acting on behalf of any Guarantor, shall deny or disaffirm its obligations under its Note Guarantee; and

(8) certain events of bankruptcy or insolvency with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary).

In the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to the Company, any Guarantor or any Significant Subsidiary of the Company (or any Restricted Subsidiaries that together would constitute a Significant Subsidiary), all outstanding Notes will become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Notes may declare all the Notes to be due and payable immediately.

Holders of the Notes may not enforce the New Indenture or the Notes except as provided in the New Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. The Trustee may withhold from Holders of the Notes notice of any Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

The Holders of a majority in aggregate principal amount of the Notes then outstanding by notice to the Trustee may on behalf of the Holders of all of the Notes waive any existing Default or Event of Default and its consequences under the New Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Notes. The Holders of a majority in principal amount of the then outstanding Notes will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee. However, the Trustee may refuse to follow any direction that conflicts with law or the New Indenture, that may involve the Trustee in personal liability, or that the Trustee determines in good faith may be unduly prejudicial to the rights of Holders of Notes not joining in the giving of such direction and may take any other action it deems proper that is not inconsistent with any such direction received from Holders of Notes. A Holder may not pursue any remedy with respect to the New Indenture or the Notes unless:

(1) the Holder gives the Trustee written notice of a continuing Event of Default;

(2) the Holders of at least 25% in aggregate principal amount of outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such Holder or Holders offer the Trustee indemnity satisfactory to the Trustee against any costs, liability or expense;

(4) the Trustee does not comply with the request within 60 days after receipt of the request and the offer of indemnity; and

(5) during such 60-day period, the Holders of a majority in aggregate principal amount of the outstanding Notes do not give the Trustee a direction that is inconsistent with the request.

However, such limitations do not apply to the right of any Holder of a Note to receive payment of the principal of, premium, if any, or interest on, such Note or to bring suit for the enforcement of any such payment, on or after the due date expressed in the Notes, which right shall not be impaired or affected without the consent of the Holder.

In the case of any Event of Default occurring by reason of any willful action or inaction taken or not taken by or on behalf of the Company with the intention of avoiding payment of the premium that the Company would have had to pay if the Company then had elected to redeem the Notes pursuant to the optional redemption provisions of the New Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Notes.

The Company is required to deliver to the Trustee annually within 90 days after the end of each fiscal year a statement regarding compliance with the New Indenture. Upon becoming aware of any Default or Event of Default, the Company is required to deliver to the Trustee a statement specifying such Default or Event of Default.

No Personal Liability of Directors, Officers, Employees and Stockholders

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors under the Notes, the New Indenture, the Note Guarantees or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes. The waiver may not be effective to waive liabilities under the federal securities laws.

Legal Defeasance and Covenant Defeasance

The Company may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Notes and all obligations of the Guarantors discharged with respect to their Note Guarantees (“Legal Defeasance”) except for:

(1) the rights of Holders of outstanding Notes to receive payments in respect of the principal of, or interest or premium, if any, on such Notes when such payments are due from the trust referred to below;

(2) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(3) the rights, powers, trusts, duties and immunities of the Trustee, and the Company’s and the Guarantor’s obligations in connection therewith; and

(4) the Legal Defeasance provisions of the New Indenture.

In addition, the Company may, at its option and at any time, elect to have the obligations of the Company and the Guarantors released with respect to certain covenants that are described in the New Indenture (“Covenant Defeasance”) and thereafter any omission to comply with those covenants shall not constitute a Default or Event of Default with respect to the Notes. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under “Events of Default” will no longer constitute Events of Default with respect to the Notes.

In order to exercise either Legal Defeasance or Covenant Defeasance:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, or interest and premium, if any, on the outstanding Notes on the stated maturity or on the applicable redemption date, as the case may be, and the Company must specify whether the Notes are being defeased to maturity or to a particular redemption date;

(2) in the case of Legal Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of the New Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company shall have delivered to the Trustee an Opinion of Counsel reasonably acceptable to the Trustee confirming that the Holders of the outstanding Notes will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default shall have occurred and be continuing either: (a) in the case of Covenant Defeasance or Legal Defeasance, on the date of such deposit; or (b) in the case of Legal Defeasance, or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 123rd day after the date of deposit;

(5) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound;

(6) the Company must have delivered to the Trustee an Opinion of Counsel to the effect that, (1) assuming no intervening bankruptcy of the Company or any Guarantor between the date of deposit and the 123rd day following the deposit and assuming that no Holder is an “insider” of the Company under applicable bankruptcy law, after the 123rd day following the deposit, the trust funds will not be subject to the effect of any applicable bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally, including Section 547 of the United States Bankruptcy Code and (2) the creation of the defeasance trust does not violate the Investment Company Act of 1940;

(7) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over the other creditors of the Company with the intent of defeating, hindering, delaying or defrauding creditors of the Company or others;

(8) if the Notes are to be redeemed prior to their stated maturity, the Company must deliver to the Trustee irrevocable instructions to redeem all of the Notes on the specified redemption date; and

(9) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Amendment, Supplement and Waiver

Except as provided in the next three succeeding paragraphs, the New Indenture or the Notes may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of the New Indenture or the Notes may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Notes (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes).

Without the consent of the Holders of at least 75% of the principal amount of the Notes then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), an amendment or waiver may not amend or modify any of the provisions of the New Indenture or the related definitions affecting the subordination or ranking of the Notes or any Note Guarantee in any manner adverse to the holders of the Notes or any Note Guarantee.

Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter the provisions, or waive any payment, with respect to the redemption of the Notes;

(3) reduce the rate of or change the time for payment of interest on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest or premium, if any, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than U.S. dollars;

(6) make any change in the provisions of the New Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest or premium, if any, on the Notes;

(7) release any Guarantor from any of its obligations under its Note Guarantee or the New Indenture, except in accordance with the terms of the New Indenture;

(8) impair the right to institute suit for the enforcement of any payment on or with respect to the Notes or the Note Guarantees;

(9) amend, change or modify the obligation of the Company to make and consummate an Asset Sale Offer with respect to any Asset Sale in accordance with the “Repurchase at the Option of Holders—Asset Sales” covenant after the obligation to make such Asset Sale Offer has arisen, or the obligation of the Company to make and consummate a Change of Control Offer in the event of a Change of Control in accordance with the “Repurchase at the Option of Holders—Change of Control” covenant after such Change of Control has occurred, including, in each case, amending, changing or modifying any definition relating thereto;

(10) except as otherwise permitted under the “Merger, Consolidation and Sale of Assets” covenant, consent to the assignment or transfer by the Company of any of its rights or obligations under the New Indenture; or

(11) make any change in the preceding amendment and waiver provisions.

Notwithstanding the preceding, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee may amend or supplement the New Indenture or the Notes:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or any Guarantor’s obligations to Holders of Notes in the case of a merger or consolidation or sale of all or substantially all of the Company’s or such Guarantor’s assets;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under the New Indenture of any such Holder;

(5) to comply with requirements of the Commission in order to effect or maintain the qualification of the New Indenture under the Trust Indenture Act;

(6) to comply with the provision described under “Certain Covenants—Guarantees;”

(7) to evidence and provide for the acceptance of appointment by a successor Trustee; or

(8) to provide for the issuance of Additional Notes in accordance with the New Indenture.

Satisfaction and Discharge

The New Indenture will be discharged and will cease to be of further effect as to all Notes issued thereunder, when:

(1) either:

(a) all Notes that have been authenticated (except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has theretofore been deposited in trust and thereafter repaid to the Company) have been delivered to the Trustee for cancellation; or

(b) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the making of a notice of redemption or otherwise or will become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient without consideration of any reinvestment of interest, to pay and discharge the entire indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium, if any, and accrued interest to the date of maturity or redemption;

(2) no Default or Event of Default shall have occurred and be continuing on the date of such deposit or shall occur as a result of such deposit and such deposit will not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all sums payable by it under the New Indenture; and

(4) the Company has delivered irrevocable instructions to the Trustee under the New Indenture to apply the deposited money toward the payment of the Notes at maturity or the redemption date, as the case may be.
In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Concerning the Trustee

If the Trustee becomes a creditor of the Company or any Guarantor, the New Indenture limits its right to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

The New Indenture provides that in case an Event of Default shall occur and be continuing, the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the New Indenture at the request of any Holder of Notes, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.

Book-Entry, Delivery and Form

Except as set forth below, the Notes will be issued in registered, global form in denominations of $1.00 or integral multiples of $1.00 in excess thereof. Notes will be issued on the applicable exchange date of the Offer only against surrender of Existing Notes.

The Notes initially will be represented by one or more notes in registered, global form without interest coupons attached (the “Global Note”). On the applicable exchange date of the Offer, the Global Note will be deposited upon issuance with the Trustee as custodian for The Depository Trust Company (“DTC”), in New York, New York, and registered in the name of DTC or its nominee, in each case for credit to an account of a direct or indirect participant in DTC as described below.

Unless definitive Notes are issued, the Global Note may be transferred, in whole and not in part, only to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the Global Note may not be exchanged for Notes in certificated form except in the limited circumstances described below. See “—Exchange of Book-Entry Notes for Certificated Notes.”

Ownership of interests in the Global Note (“Book-Entry Interests”) will be limited to persons that have accounts with DTC, or persons that hold interests through such Participants (as defined below). Except under the limited circumstances described below, beneficial owners of Book-Entry Interests will not be entitled to physical delivery of exchange notes in definitive form.

Book-Entry Interests will be shown on, and transfers thereof will be effected only through, records maintained in book-entry form by DTC or DTC’s nominees and Participants. In addition while the Notes are in global form, holders of Book-Entry Interests will not be considered the owners or “holders” of Notes for any purpose. So long as the Notes are held in global form, DTC or its nominees will be considered the sole holders of the Global Note for all purposes under the New Indenture. In addition, Participants must rely on the procedures of DTC and Indirect Participants (as defined below) must rely on the procedures of DTC and the Participants through which they own Book-Entry Interests to transfer their interests or to exercise any rights of holders under the New Indenture. Transfers of beneficial interests in the Global Note will be subject to the applicable rules and procedures of DTC and its Participants or Indirect Participants, which may change from time to time.

Depository Procedures

The following description of the operations and procedures of DTC is provided solely as a matter of convenience. These operations and procedures are solely within the control of DTC and are subject to change. Neither we nor the trustee take any responsibility for or are liable for these operations and procedures, including the records relating to Book-Entry Interests, and we urge investors to contact DTC or its participants directly to discuss these matters.

DTC has advised the Company that DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the Uniform Commercial Code and a “Clearing Agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended. DTC was created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised the Company that, pursuant to procedures established by it:

(1) upon deposit of the Global Notes, DTC will credit the accounts of Participants pursuant to the corresponding letters of transmittal with portions of the principal amount of the Global Notes; and

(2) ownership of these interests in the Global Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interest in the Global Notes).

We understand that under existing industry practice, in the event that we request any action of holders of Notes, or an owner of a beneficial interest in the Global Note desires to take any action that DTC, as the holder of such Global Note, is entitled to take, DTC would authorize the Participants to take the action and the Participants would authorize beneficial owners owning through the Participants to take the action or would otherwise act upon the instruction of the beneficial owners. Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of notes by DTC, or for maintaining, supervising or reviewing any records of DTC relating to the Notes.

All interests in a Global Note may be subject to the procedures and requirements of DTC. The laws of some jurisdictions, including certain states of the United States, require that certain Persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in a Global Note to such Persons will be limited to that extent. Because DTC can act only on behalf of Participants, which in turn act on behalf of Indirect Participants, the ability of a Person having beneficial interests in a Global Note to pledge such interests to Persons that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests.

Except as described below, owners of interest in the Global Notes will not have Notes registered in their names, will not receive physical delivery of Notes in certificated form and will not be considered the registered owners or “Holders” thereof under the New Indenture for any purpose.

Payments in respect of the principal of, and interest and premium on, a Global Note registered in the name of DTC or its nominee will be payable to DTC or its nominee in its capacity as the registered Holder of the Global Note under the New Indenture. Under the terms of the New Indenture, the Company and the Trustee will treat the Persons in whose names the Notes, including the Global Notes, are registered as the owners thereof for the purpose of receiving payments and for all other purposes. Consequently, neither the Company, the Trustee nor any agent of the Company or the Trustee has or will have any responsibility or liability for:

(1) any aspect of DTC’s records or any Participant’s or Indirect Participant’s records relating to or payments made on account of beneficial ownership interest in the Global Notes or for maintaining, supervising or reviewing any of DTC’s records or any Participant’s or Indirect Participant’s records relating to the beneficial ownership interests in the Global Notes; or

(2) any other matter relating to the actions and practices of DTC or any of its Participants or Indirect Participants.

DTC has advised the Company that its current practice, upon receipt of any payment in respect of securities such as the Notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of Notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the Trustee or the Company. Neither the Company nor the Trustee will be liable for any delay by DTC or any of its Participants in identifying the beneficial owners of the Notes, and the Company and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between Participants in DTC will be effected in accordance with DTC’s procedures, and will be settled in same-day funds.

DTC has advised the Company that it will take any action permitted to be taken by a Holder of Notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Note and only in respect of such portion of the aggregate principal amount of the Notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the Notes, DTC reserves the right to exchange the Global Note for legended Notes in certificated form, and to distribute such Notes to its Participants.

Although DTC has agreed to the foregoing procedures to facilitate transfers of interests in the Global Note among participants in DTC, DTC is under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. Neither the Company nor the Trustee nor any of their respective agents will have any responsibility for the performance by DTC or its Participants or Indirect Participants of their respective obligations under the rules and procedures governing DTC’s operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for definitive Notes in registered certificated form (“Certificated Notes”) if:

(1) DTC (a) notifies the Company that it is unwilling or unable to continue as depositary for the Global Notes or (b) has ceased to be a clearing agency registered under the Exchange Act, and in each case the Company fails to appoint a successor depositary;

(2) the Company, at its option, notifies the Trustee in writing that it elects to cause the issuance of the Certificated Notes; or

(3) there shall have occurred and be continuing a Default or Event of Default with respect to the Notes.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes upon prior written notice given to the Trustee by or on behalf of DTC in accordance with the New Indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Exchange of Certificated Notes for Global Notes

Certificated Notes may not be exchanged for beneficial interests in any Global Note unless the transferor first delivers to the Trustee a written certificate (in the form provided in the New Indenture) to the effect that such transfer will comply with the appropriate transfer restrictions applicable to such Notes.

Redemption of the Global Note

In the event the Global Note, or any portion thereof, is redeemed, DTC will redeem an equal amount of the Book-Entry Interests in such Global Note from the amount received by it in respect of the redemption of such Global Note. The redemption price payable in connection with the redemption of such Book-Entry Interests will be equal to the amount received by DTC in connection with the redemption of such Global Note or any portion thereof. We understand that, under existing practices of DTC, if fewer than all of the Notes are to be redeemed at any time, DTC will credit its Participants’ accounts on a proportionate basis, with adjustments to prevent fractions, or by lot or on such other basis as DTC deems fair and appropriate; provided, however, that no Book-Entry Interest of less than $1.00 principal amount may be redeemed in part.

Same Day Settlement and Payment

The Company will make payments in respect of the Notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by the Global Note Holder. The Company will make all payments of principal, interest and premium, with respect to Certificated Notes by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder’s registered address. The Notes represented by the Global Notes are expected to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such Notes will, therefore, be required by DTC to be settled in immediately available funds. The Company expects that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Characterization of New Notes for U.S. federal income tax Purposes

Under the Indenture, we will agree, and by acceptance of the Notes pursuant to the exchange offer, each holder of Existing Notes will be deemed to have agreed (in the absence of an administrative determination or judicial ruling to the contrary) to treat the Notes for U.S. federal income tax purposes as indebtedness that is subject to the Treasury regulations governing contingent payment debt instruments (the “CPDI Regulations”), and to be bound by our application of the CPDI Regulations to the Notes. For a discussion of certain of the potential U.S. Federal income tax consequences of participating in the Exchange and holding and disposing of the Notes, including certain of the consequences if the Notes are not treated as indebtedness or are treated as indebtedness subject to certain alternative payment schedule regulations please see “Certain U.S. Federal Income Tax Consequences—Characterization of New Notes.”

Certain Definitions

Set forth below are certain defined terms used in the New Indenture. Reference is made to the New Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into, or becomes a Subsidiary of, such specified Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Subsidiary of, such specified Person; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

“Affiliate” of any specified Person means (1) any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person or (2) any executive officer or director of such specified Person. For purposes of this definition, “control,” as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” shall have correlative meanings; provided further that each of Paula Grundstücksverwaltungsgesellschaft mbH & Co. Vermietungs-KG, Mannheim and ROSATA Grundstücksvermietungsgesellschaft mbH & Co. Object Dischingen KG, Düsseldorf, shall not be deemed Affiliates of the Company or any of its Restricted Subsidiaries solely by virtue of the beneficial ownership by the Company or its Restricted Subsidiaries of up to 20% of the Voting Stock of each entity

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any property or assets; provided that the sale, conveyance or other disposition of all or substantially all of the assets of the Company and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the New Indenture described above under the caption “—Repurchase at the Option of Holders—Change of Control” and/or the provisions described above under the caption “—Certain Covenants—Merger, Consolidation or Sale of Assets” and not by the provisions described under " “—Repurchase at the Option of Holders—Asset Sale"; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any Restricted Subsidiary of Equity Interests in any of its Subsidiaries.

Notwithstanding the preceding, the following items shall be deemed not to be Asset Sales:

(1) any single transaction or series of related transactions that involves assets having a fair market value of less than $5.0 million;

(2) a transfer of assets between or among the Company and its Restricted Subsidiaries;

(3) an issuance of Equity Interests by a Restricted Subsidiary to the Company or to another Restricted Subsidiary;

(4) the sale, lease or other disposition of equipment, inventory, accounts receivable or other assets in the ordinary course of business;

(5) the sale or other disposition of Cash Equivalents;

(6) a Restricted Payment that is permitted by the covenant described above under the caption “—Certain Covenants—Restricted Payments;”

(7) any sale or disposition of any property or equipment that has become damaged, worn out, obsolete or otherwise unsuitable or no longer required for use in the ordinary course of the business of the Company or its Restricted Subsidiaries;

(8) the licensing of intellectual property in the ordinary course of business;

(9) any sale or other disposition deemed to occur with creating or granting a Lien not otherwise prohibited by the New Indenture; and

(10) upon the termination of the VARTA joint venture with VARTA AG, the sale, transfer or other disposition of the Equity Interests in FinanceCo (as defined in the VARTA Joint Venture Agreement) and the forgiveness of any loans owed by VARTA AG, in each case pursuant to, and in accordance with the terms of, the VARTA Joint Venture Agreement as in effect on the date of the New Indenture.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only upon the occurrence of a subsequent condition. The terms “Beneficially Owns” and “Beneficially Owned” shall have a corresponding meaning.

“Board of Directors” means:
(1) with respect to a corporation, the board of directors of the corporation;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership; and

(3) with respect to any other Person, the board or committee of such Person serving a similar function.

“Capital Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet in accordance with GAAP.

“Capital Stock” means:

(1) in the case of a corporation, corporate stock;

(2) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Cash Equivalents” means:

(1) United States dollars;

(2) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than six months from the date of acquisition;

(3) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better;

(4) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5) commercial paper having the highest rating obtainable from Moody’s or S&P and in each case maturing within nine months after the date of acquisition;

(6) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof having the highest ratings obtainable from Moody’s or S&P and maturing within six months from the date of acquisition thereof; and

(7) money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (6) of this definition.

“Change of Control” means the occurrence of any of the following:

(1) the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act);

(2) the adoption of a plan relating to the liquidation or dissolution of the Company;

(3) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act) becomes the ultimate Beneficial Owner, directly or indirectly, of 50% or more of the voting power of the Voting Stock of the Company;

(4) the first day on which a majority of the members of the Board of Directors of the Company are not Continuing Directors; or

(5) the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where (A) the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance) and (B) immediately after such transaction, no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act) becomes, directly or indirectly, the ultimate Beneficial Owner of 50% or more of the voting power of the Voting Stock of the surviving or transferee Person.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1) provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(2) Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that any such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(3) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any special charges and additional restructuring charges referred to in clauses (4) and (5), without giving effect to the provisos, and any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income; plus

(4) special charges included on the face of the Company’s consolidated statement of operations for its fiscal years ended September 30, 2002 and 2003 furnished to Holders as provided under the caption “Reports” and, in the case of fiscal 2003, additional restructuring charges related to markdown monies included as a reduction of net sales, to the extent such special charges and additional restructuring charges were deducted in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such special charges and additional restructuring charges for the fiscal year ended September 30, 2003 shall not exceed $42.0 million; plus

(5) special charges related to the acquisition of Remington incurred during any period after June 30, 2003, and prior to September 30, 2005, and included on the face of the Company’s consolidated statement of operations furnished to Holders as provided under the caption “Reports,” to the extent such special charges were deducted in computing Consolidated Net Income for such period; provided that the maximum aggregate amount of such special charges shall not exceed $35.0 million; minus

(6) non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue consistent with past practice,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation and amortization and other non-cash expenses of, a Restricted Subsidiary of the Company shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Company and (B) only to the extent that a corresponding amount would be permitted at the date of determination to be dividended or distributed to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the specified Person or a Restricted Subsidiary thereof;

(2) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its equityholders;

(3) the Net Income of any Person acquired during the specified period for any period prior to the date of such acquisition shall be excluded;

(4) the cumulative effect of a change in accounting principles shall be excluded; and

(5) notwithstanding clause (1) above, the Net Income (but not loss) of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” of any Person means, as of any date, the amount which, in accordance with GAAP, would be set forth under the caption “Total Assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, as of the end of the most recently ended fiscal quarter for which internal financial statements are available, less (1) all intangible assets, including, without limitation, goodwill, organization costs, patents, trademarks, copyrights, franchises, and research and development costs and (2) current liabilities.

“Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Company who:

(1) was a member of such Board of Directors on the date of the New Indenture; or

(2) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

“Credit Agreement” means that certain Credit Agreement, dated as of the date of the New Indenture, by and among the Company, Goldman Sachs Credit Partners L.P., as Administrative Agent, and the lenders named therein and other financial institutions and other parties thereto, including any related notes, Guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time, regardless of whether such amendment, modification, renewal, refunding, replacement or refinancing is with the same financial institutions or otherwise.

"Credit Facilities” means, one or more debt facilities (including, without limitation, the Credit Agreement) or commercial paper facilities, in each case with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced or refinanced in whole or in part from time to time.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is one year after the date on which the Notes mature, except to the extent such Capital Stock is solely redeemable with, or solely exchangeable for, any Equity Interests of the Company that are not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders thereof have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The term “Disqualified Stock” shall also include any options, warrants or other rights that are convertible into Disqualified Stock or that are redeemable at the option of the holder, or required to be redeemed, prior to the date that is one year after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company other than a Restricted Subsidiary that is (1) a “controlled foreign corporation” under Section 957 of the Internal Revenue Code or (2) a Subsidiary of any such controlled foreign corporation.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Existing Indebtedness” means the aggregate principal amount of Indebtedness of the Company and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture after giving effect to the application of the proceeds of Indebtedness under the Credit Agreement borrowed on the date of the Indenture, until such amounts are repaid.

“fair market value” means the price that would be paid in an arm’s-length transaction between an informed and willing seller under no compulsion to sell and an informed and willing buyer under no compulsion to buy, as determined in good faith by the Board of Directors, whose determination shall be conclusive if evidenced by a resolution of the Board of Directors.

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Subsidiaries incurs, assumes, Guarantees, repays, repurchases or redeems any Indebtedness or issues, repurchases or redeems preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee, repayment, repurchase or redemption of Indebtedness, or such issuance, repurchase or redemption of preferred stock, and the use of the proceeds therefrom as if the same had occurred at the beginning of the applicable four-quarter reference period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1) acquisitions and dispositions of business entities or property and assets constituting a division or line of business of any Person that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be given pro forma effect as if they had occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated on a pro forma basis in accordance with Regulation S-X under the Securities Act, but without giving effect to clause (3) of the proviso set forth in the definition of Consolidated Net Income;

(2) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded;

(3) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the specified Person or any of its Subsidiaries following the Calculation Date; and

(4) consolidated interest expense attributable to interest on any Indebtedness (whether existing or being incurred) computed on a pro forma basis and bearing a floating interest rate shall be computed as if the rate in effect on the Calculation Date (taking into account any interest rate option, swap, cap or similar agreement applicable to such Indebtedness if such agreement has a remaining term in excess of 12 months or, if shorter, at least equal to the remaining term of such Indebtedness) had been the applicable rate for the entire period.

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1) the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made, received or accrued in connection with Hedging Obligations; plus

(2) the consolidated interest of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4) the product of (a) all dividends, whether paid or accrued and whether or not in cash, on any series of Disqualified Stock or preferred stock of such Person or any of its Restricted Subsidiaries, other than (i) dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or (ii) dividends to the Company or a Restricted Subsidiary of the Company, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP;

provided that Fixed Charges shall not include any interest expense of, or dividends paid by, VARTA to VARTA AG to the extent that the Company or a Restricted Subsidiary of the Company receives interest or dividends in cash from VARTA AG in connection with the VARTA Joint Venture Agreement as in effect on the date of the New Indenture.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company other than a Domestic Subsidiary.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants, the opinions and pronouncements of the Public Company Accounting Oversight Board and in the statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the New Indenture.

“Guarantee” means, as to any Person, a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness of another Person.

“Guarantors” means:

(1) each direct or indirect Domestic Subsidiary of the Company on the date of the New Indenture; and

(2) any other subsidiary that executes a Note Guarantee in accordance with the provisions of the New Indenture;

and their respective successors and assigns until released from their obligations under their Note Guarantees and the New Indenture in accordance with the terms of the New Indenture.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1) interest rate swap agreements, interest rate cap agreements, interest rate collar agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping interest rate risk;

(2) commodity swap agreements, commodity option agreements, forward contracts and other agreements or arrangements designed for the purpose of fixing, hedging or swapping commodity price risk; and

(3) foreign exchange contracts, currency swap agreements and other agreements or arrangements designed for the purpose of fixing, hedging or swapping foreign currency exchange rate risk.

“incur” means, with respect to any Indebtedness, to incur, create, issue, assume, Guarantee or otherwise become directly or indirectly liable for or with respect to, or become responsible for, the payment of, contingently or otherwise, such Indebtedness; provided that (1) any Indebtedness of a Person existing at the time such Person becomes a Restricted Subsidiary of the Company will be deemed to be incurred by such Restricted Subsidiary at the time it becomes a Restricted Subsidiary of the Company and (2) neither the accrual of interest nor the accretion of original issue discount nor the payment of interest in the form of additional Indebtedness with the same terms and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock (to the extent provided for when the Indebtedness or Disqualified Stock on which such interest or dividend is paid was originally issued) shall be considered an incurrence of Indebtedness; provided that in each case the amount thereof is for all other purposes included in the Fixed Charges and Indebtedness of the Company or its Restricted Subsidiary as accrued.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person, whether or not contingent:

(1) in respect of borrowed money;

(2) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof), but excluding obligations with respect to letters of credit (including trade letters of credit) securing obligations entered into in the ordinary course of business of such Person to the extent such letters of credit are not drawn upon or, if drawn upon, to the extent such drawing is reimbursed no later than the fifth Business Day following receipt by such Person of a demand for reimbursement);

(3) in respect of banker’s acceptances;

(4) in respect of Capital Lease Obligations and Attributable Debt;

(5) in respect of the balance deferred and unpaid of the purchase price of any property, except any such balance that constitutes an accrued expense or trade payable;

(6) representing Hedging Obligations, other than Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder; or

(7) representing Disqualified Stock valued at the greater of its voluntary or involuntary maximum fixed repurchase price plus accrued dividends;

if and to the extent that any of the preceding items (other than Hedging Obligations) would appear as liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes (x) all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person), provided that the amount of such Indebtedness shall be the lesser of (A) the fair market value of such asset at such date of determination and (B) the amount of such Indebtedness, and (y) to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. For purposes hereof, the “maximum fixed repurchase price” of any Disqualified Stock which does not have a fixed repurchase price shall be calculated in accordance with the terms of such Disqualified Stock as if such Disqualified Stock were purchased on any date on which Indebtedness shall be required to be determined pursuant to the New Indenture, and if such price is based upon, or measured by, the fair market value of such Disqualified Stock, such fair market value shall be determined in good faith by the Board of Directors of the issuer of such Disqualified Stock.

The amount of any Indebtedness outstanding as of any date shall be the outstanding balance at such date of all unconditional obligations as described above and, with respect to contingent obligations, the maximum liability upon the occurrence of the contingency giving rise to the obligation, and shall be:

(1) the accreted value thereof, in the case of any Indebtedness issued with original issue discount; and

(2) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness;

provided that Indebtedness shall not include:

(i) any liability for federal, state, local or other taxes;

(ii) performance, surety or appeal bonds provided in the ordinary course of business; or

(iii) agreements providing for indemnification, adjustment of purchase price or similar obligations, or Guarantees or letters of credit, surety bonds or performance bonds securing any obligations of the Company or any of its Restricted Subsidiaries pursuant to such agreements, in any case incurred in connection with the disposition of any business, assets or Restricted Subsidiary (other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Restricted Subsidiary for the purpose of financing such acquisition), so long as the principal amount does not exceed the gross proceeds actually received by the Company or any Restricted Subsidiary in connection with such disposition.

“Interest Payment Date” means April 2 and October 2 of each year to Stated Maturity.

“Investments” means, with respect to any Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans or other extensions of credit (including Guarantees, but excluding advances to customers or suppliers in the ordinary course of business that are, in conformity with GAAP, recorded as accounts receivable, prepaid expenses or deposits on the balance sheet of the Company or its Restricted Subsidiaries and endorsements for collection or deposit arising in the ordinary course of business), advances (excluding commission, travel, payroll and similar advances to officers and employees made consistent with past practices), capital contributions (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP.

If the Company or any Restricted Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Investment in such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the covenant described above under the caption “—Certain Covenants—Restricted Payments.” The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person only if such Investment was made in contemplation of, or in connection with, the acquisition of such Person by the Company or such Restricted Subsidiary and the amount of any such Investment shall be determined as provided in the final paragraph of the covenant described above under the caption “—Certain Covenants—Restricted Payments.”

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with: (a) any sale of assets outside the ordinary course of business of such Person; or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss.

“Net Proceeds” means the aggregate cash proceeds, including payments in respect of deferred payment obligations (to the extent corresponding to the principal, but not the interest component, thereof) received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, legal, accounting and investment banking fees, and sales commissions, and any relocation expenses incurred as a result thereof, (2) taxes paid or payable as a result thereof, in each case, after taking into account any available tax credits or deductions arising therefrom and any tax sharing arrangements in connection therewith, (3) amounts required to be applied to the repayment of Indebtedness or other liabilities, secured by a Lien on the asset or assets that were the subject of such Asset Sale, or required to be paid as a result of such sale, and (4) any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s payment obligations under the New Indenture and on the Notes, executed pursuant to the New Indenture.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Permitted Business” means any business conducted or proposed to be conducted by the Company and its Restricted Subsidiaries on the date of the New Indenture and other businesses similar or reasonably related, ancillary or incidental thereto or reasonable extensions thereof.

“Permitted Investments” means:

(1) any Investment in the Company or in a Restricted Subsidiary of the Company;

(2) any Investment in Cash Equivalents;

(3) any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a) such Person becomes a Restricted Subsidiary of the Company; or

(b) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, the Company or a Restricted Subsidiary of the Company;

(4) any Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption “—Repurchase at the Option of Holders—Asset Sales;”

(5) Investments to the extent acquired in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6) Hedging Obligations that are incurred in the ordinary course of business for the purpose of fixing, hedging or swapping interest rate, commodity price or foreign currency exchange rate risk (or to reverse or amend any such agreements previously made for such purposes), and not for speculative purposes, and that do not increase the Indebtedness of the obligor outstanding at any time other than as a result of fluctuations in interest rates, commodity prices or foreign currency exchange rates or by reason of fees, indemnities and compensation payable thereunder;

(7) stock, obligations or securities received in satisfaction of judgments;

(8) Investments in securities of trade debtors or customers received pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of such trade creditors or customers or in good faith settlement of delinquent obligations of such trade debtors or customers or in compromise or resolution of litigation, arbitration or other disputes with Persons who are not Affiliates; and

(9) other Investments in any Person that is not an Affiliate of the Company (other than a Restricted Subsidiary) having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (9) since the date of the Indenture, not to exceed $15.0 million.

“Permitted Liens” means:

(1) Liens on the assets of the Company and any Guarantor securing Senior Debt that was permitted by the terms of the New Indenture to be incurred;

(2) Liens in favor of the Company or any Restricted Subsidiary;

(3) Liens on property of a Person existing at the time such Person is merged with or into or consolidated with the Company or any Restricted Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with the Company or the Restricted Subsidiary;

(4) Liens on property existing at the time of acquisition thereof by the Company or any Restricted Subsidiary of the Company, provided that such Liens were in existence prior to the contemplation of such acquisition and do not extend to any property other than the property so acquired by the Company or the Restricted Subsidiary;

(5) Liens existing on the date of the New Indenture; provided, however, that Liens existing prior to the date of the New Indenture that continue in effect shall have been permitted under the Indenture; and

(6) Liens incurred in the ordinary course of business of the Company or any Restricted Subsidiary of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus all accrued interest thereon and the amount of any reasonably determined premium necessary to accomplish such refinancing and such reasonable expenses incurred in connection therewith);

(2) such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(3) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Notes or the Note Guarantees, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Notes on terms at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded;

(4) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is pari passu in right of payment with the Notes or any Note Guarantees, such Permitted Refinancing Indebtedness is pari passu with, or subordinated in right of payment to, the Notes or such Note Guarantees; and

(5) such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“preferred stock” means, with respect to any Person, any Capital Stock of such Person that has preferential rights to any other Capital Stock of such Person with respect to dividends or redemption upon liquidation.

“Remington” means Remington Products Company, L.L.C.

“Replacement Assets” means (1) non-current assets that will be used or useful in a Permitted Business or (2) all or substantially all of the assets of a Permitted Business or a majority of the Voting Stock of any Person engaged in a Permitted Business that will become on the date of acquisition thereof a Restricted Subsidiary.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Significant Subsidiary” means any Subsidiary that would constitute a “significant subsidiary” within the meaning of Article 1 of Regulation S-X of the Securities Act.

“Stated Maturity” means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors in compliance with the covenant described under the caption “—Certain Covenants—Designation of Restricted and Unrestricted Subsidiaries,” and any Subsidiary of such Subsidiary.

“VARTA” means Varta Geratebatterie GmbH and its successors or assignees.

“VARTA Joint Venture Agreement” means the agreement among VARTA AG, the Company and ROV German Limited GmbH dated July 28, 2002, as amended.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Restricted Subsidiary” of any specified Person means a Restricted Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors’ qualifying shares or Investments by foreign nationals mandated by applicable law) shall at the time be owned by such Person or by one or more Wholly Owned Restricted Subsidiaries of such Person and one or more Wholly Owned Restricted Subsidiaries of such Person.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

ANNEX A

Variable Rate Toggle Senior Subordinated Notes due 2013
Coupon Schedule,
Optional Redemption Schedule, and
Change of Control Premium Schedule

	100% Cash Pay Note	PIK

Coupon Schedule
While Company is below 2:1 Fixed Charge Coverage Ratio
Effective Date through April 1, 2007	11.00%	11.50%
April 2, 2007 through October 1, 2007	11.25%	11.75%
October 2, 2007 through April 1, 2008	11.50%	12.00%
April 2, 2008 through October 1, 2008	12.00%	12.50%
October 2, 2008 through April 1, 2009	12.50%	13.00%
April 2, 2009 through October 1, 2009	12.75%	13.25%
October 2, 2009 through April 1, 2010	13.50%	14.00%
April 2, 2010 through October 1, 2010	13.75%	14.25%
October 2, 2010 through April 1, 2011	14.00%	Cash Pay thereafter
April 2, 2011 through October 1, 2011	14.25%
October 2, 2011 through April 1, 2012	14.50%
April 2, 2012 through October 1, 2012	14.75%
October 2, 2012 through April 1, 2013	15.00%
April 2, 2013 through October 1, 2013	15.25%
As soon as the Company is Above 2:1 Fixed Charge Coverage Ratio, the then applicable rate increases by 100 bps

Optional Redemption Schedule
Effective Date through Sept 30, 2007	110% of face plus accrued
October 1, 2007 through Sept 30, 2008	109% of face plus accrued
October 1, 2008 through Sept 30, 2009	102% of face plus accrued
October I, 2009 through Sept 30, 2010	101% of face plus accrued
October 1, 2010 and thereafter	100% of face plus accrued

Change of Control Premium Schedule

Effective Date through Sept 30, 2007	110% of face plus accrued
October 1, 2007 through Sept 30, 2008	109% of face plus accrued
October 1, 2008 through Sept 30, 2009	102% of face plus accrued
October I, 2009 through Sept 30, 2010	101% of face plus accrued
October 1, 2010 and thereafter	100% of face plus accrued

Manually signed facsimile copies of the Letter of Transmittal and Consent will be accepted. The Letter of Transmittal and Consent and any other required documents should be sent or delivered by each Holder or such Holder’s broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent at its address or facsimile number set forth below.

The Exchange Agent for this Offer and the Consent Solicitation is:

U.S. Bank National Association

By Courier, Hand Delivery, First Class Postage Prepaid

or Facsimile:

60 Livingston Avenue
St. Paul, MN5 5107
Attn: Specialized Finance
Facsimile: (651) 495-8158
Phone: (800) 934-6802

Questions and requests for assistance or for additional copies of the Offer Documents may be directed to the Information Agent at its respective telephone numbers and mailing and delivery address listed below. You may also contact your broker, dealer, commercial bank, trust company or other nominee for assistance concerning this Offer or the Consent Solicitation.

The Information Agent for this Offer and the Consent Solicitation is:

Global Bondholder Services Corporation
65 Broadway — Suite 723
New York, New York 10006
Attn: Corporate Actions

Banks and Brokers call: (212) 430-3774
Toll Free (866) 873-5600

By Facsimile:
(For Eligible Institutions Only):
(212) 430-3775
Confirmation:
(212) 430-3774

By Mail, Overnight Courier or Hand Delivery:
65 Broadway — Suite 723
New York, New York 10006